UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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The Bear Stearns Companies Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Bear Stearns Companies Inc.
Proxy Statement Notice of the Annual Meeting of Stockholders to be held April 7, 2005

THE BEAR STEARNS COMPANIES INC.
383 Madison Avenue
New York, New York 10179

To Our Stockholders:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders, which will be held on Thursday, April 7, 2005, at 5:00 p.m. Eastern Daylight Time, in the Bear Stearns Auditorium, 383 Madison Avenue, 2nd Floor, New York, New York.

At the meeting we will be reporting to you on your Company’s current operations and outlook. Stockholders will elect directors of the Company and transact such other items of business as are listed in the Notice of Annual Meeting and more fully described in the Proxy Statement which follows. The Company’s Board of Directors and management hope that many of you will be able to attend the meeting in person.

The formal Notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy and return it promptly in the enclosed envelope to ensure that your shares will be represented. You may also vote via the internet or by telephone by following the voting instructions printed on your proxy card or included with your proxy materials. If you do attend the Annual Meeting, you may withdraw your Proxy should you wish to vote in person.

Sincerely yours,

James E. Cayne
Chairman of the Board,
Chief Executive Officer

March 7, 2005

THE BEAR STEARNS COMPANIES INC.
383 Madison Avenue
New York, New York 10179

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 7, 2005

To the Stockholders of
THE BEAR STEARNS COMPANIES INC.:

The Annual Meeting of Stockholders of The Bear Stearns Companies Inc., a Delaware corporation (the “Company”), will be held on Thursday, April 7, 2005, at 5:00 p.m. Eastern Daylight Time, in the Bear Stearns Auditorium, 383 Madison Avenue, 2nd Floor, New York, New York. If you attend the meeting in person, you will need to present at the door the enclosed admission ticket and proper photo identification. If you have received your materials electronically or hold your Common Stock beneficially, you may receive a ticket at the door by presenting proper photo identification and an account statement showing your ownership of the Company’s Common Stock. At the meeting you will be asked:

1.	To elect 12 directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2.	To approve amendments to The Bear Stearns Companies Inc. Performance Compensation Plan that increase to $140 million (in the aggregate for any fiscal year) the maximum amount allocable to any Annual Bonus Pool related to participants who are not members of the executive committee of Bear, Stearns & Co. Inc. and set the maximum proportionate share of any Annual Bonus Pool for any individual participant at 30%.

3.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending November 30, 2005.

4.	To transact such other business as may properly be brought before the meeting and any adjournments or postponements thereof.

Holders of record of Common Stock of the Company, par value $1.00 per share, at the close of business on February 23, 2005, will be entitled to notice of, and to vote on, all matters presented at the meeting and at any adjournments or postponements thereof.

By order of the Board of Directors

Kenneth L. Edlow,
Secretary

March 7, 2005

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE OR, IF AVAILABLE, USE TELEPHONE OR INTERNET VOTING PRIOR TO THE MEETING TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. PLEASE REFER TO THE PROXY CARD OR OTHER VOTING INSTRUCTIONS INCLUDED WITH THESE PROXY MATERIALS IN ORDER TO VOTE VIA THE INTERNET OR BY TELEPHONE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

THE BEAR STEARNS COMPANIES INC.
383 Madison Avenue
New York, New York 10179

PROXY STATEMENT

Annual Meeting of Stockholders
April 7, 2005

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being furnished to the holders of Common Stock of The Bear Stearns Companies Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2005 Annual Meeting of Stockholders of the Company to be held in the Bear Stearns Auditorium, 383 Madison Avenue, 2nd Floor, New York, New York, on Thursday, April 7, 2005, at 5:00 p.m. Eastern Daylight Time, and at any adjournments or postponements thereof. These proxy materials are being sent on or about March 7, 2005, to holders of record on February 23, 2005, of the Company’s Common Stock, par value $1.00 per share (“Common Stock”).

A proxy card may be revoked by a stockholder prior to its exercise in any of three ways: by written notice to the Secretary of the Company; by submission of another proxy bearing a later date; or, by voting in person at the Annual Meeting. A vote through the internet or by telephone may be revoked by executing a later-dated proxy card; by subsequently voting through the internet or by telephone; or, by attending the Annual Meeting and voting in person. Revocation by notice to the Secretary of the Company, or by submission of a later proxy, will not affect a vote on any matter which is taken by the Company prior to the receipt of the notice or later proxy. The mere presence at the Annual Meeting of the stockholder appointing the proxy will not revoke the appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder. If no instructions are indicated, the proxy will be voted FOR the slate of directors described in this Proxy Statement; FOR the approval of amendments to The Bear Stearns Companies Inc. Performance Compensation Plan (the “Performance Compensation Plan”); FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending November 30, 2005; and, as to any other matter of business that may be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting on the matter.

The Company has adopted a policy of encouraging stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated an independent third party, Automatic Data Processing, Inc., to receive and to tabulate stockholder proxy votes. The manner in which any stockholder votes on any particular issue will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of a vote of a stockholder is expressly requested by such stockholder, or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the Annual Meeting. The policy of ensuring confidentiality of stockholder votes will also apply to shares of Common Stock held in customer accounts at the Company’s subsidiary, Bear, Stearns Securities Corp. Holders of Common Stock whose shares are held in such accounts will be requested to give instructions with respect to the manner in which their shares are to be voted to Automatic Data Processing, Inc., which has been directed not to disclose such instructions to the Company.

This solicitation is being made by the Company. All expenses incurred by the Company in connection with this solicitation will be borne by the Company. Directors, officers and other employees of the Company also may solicit proxies, without additional compensation, by telephone, in person or otherwise. The Company also requests that brokerage firms, nominees, custodians, and fiduciaries forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company’s transfer agent for reasonable out-of-pocket expenses incurred by them in forwarding such materials.

THE COMPANY

The Company was incorporated under the laws of the State of Delaware on August 21, 1985. The Company succeeded to the business of Bear, Stearns & Co., a New York limited partnership, on October 29, 1985. As used in this Proxy Statement, all references to “Bear Stearns”, “BSB”, “BSSC” and “BSIL” are to Bear, Stearns & Co. Inc., Bear Stearns Bank plc, Bear, Stearns Securities Corp., and Bear, Stearns International Limited, respectively, the principal regulated operating subsidiaries of the Company.

VOTING SECURITIES

Holders of record of Common Stock at the close of business on February 23, 2005, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each outstanding share of Common Stock entitles the holder thereof to one vote. Shares of Common Stock represented by CAP Units (as defined under “Executive Compensation–Compensation Committee Report–Equity Ownership and Capital Accumulation Plan”) credited pursuant to the Capital Accumulation Plan for Senior Managing Directors (the “CAP Plan”) and Restricted Stock Units (as discussed under “Equity Compensation Plan Information”) are not outstanding and are not entitled to vote at the Annual Meeting.

On February 23, 2005, 113,325,173 shares of Common Stock were outstanding. The presence in person or by proxy at the Annual Meeting of the holders of a majority of such shares shall constitute a quorum.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for approval of amendments to the Performance Compensation Plan and ratification of the appointment of Deloitte & Touche LLP as independent auditors. An abstention with respect to any proposal will be counted as present for purposes of determining the existence of a quorum, but will have the practical effect of a negative vote as to that proposal. Brokers (other than Bear Stearns and BSSC) who do not receive stockholder instructions are entitled to vote on the election of directors and ratification of the appointment of Deloitte & Touche LLP as independent auditors. Under the rules of the New York Stock Exchange, Inc., brokers who do not receive stockholder instructions will not be entitled to vote on any of the other proposals contained in this Proxy Statement. Under the rules of the NYSE, if Bear Stearns and BSSC do not receive a stockholder’s instructions, and other brokers are entitled to vote on a proposal, Bear Stearns and BSSC are also entitled to vote such shares of Common Stock, but only in the same proportion as the shares represented by votes cast by all other record holders with respect to such proposal. In the event of a broker non-vote with respect to any proposal coming before the meeting caused by the beneficial owner’s failure to authorize a vote on such proposal, the proxy will be counted as present for the purpose of determining the existence of a quorum, but will not be deemed present and entitled to vote on that proposal for the purpose of determining the total number of shares of which a majority is required for adoption, having the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares from which a majority is calculated.

Security Ownership of Certain Beneficial Owners

As of February 23, 2005, the following are the only entities (other than as set forth under “Security Ownership of Directors and Executive Officers” below) known to the Company to be the beneficial owners of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned		Percent of Class
Private Capital Management, L.P. (1) 8889 Pelican Bay Blvd., Suite 500 Naples, Florida 34108	6,083,388	(1)	5.4% (1)

(1)	Information provided is based on the Schedule 13G, dated February 14, 2005, filed with the Securities and Exchange Commission by Bruce S. Sherman, Gregg J. Powers and Private Capital Management, L.P., an Investment Adviser incorporated under the laws of Delaware (“PCM”), and the Company’s shares of Common Stock outstanding at December 31, 2004. According to the Schedule 13G, as of December 31, 2004, PCM was the beneficial owner of 6,083,388 shares of Common Stock with shared voting and shared dispositive power over such shares. Bruce S. Sherman is the Chief Executive Officer of PCM and Gregg J. Powers is the President of PCM. In these capacities, Messrs. Sherman and Powers exercise shared voting and shared dispositive power with respect to shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM’s clients and disclaim the existence of a group. The Schedule 13G indicates that Mr. Sherman is the beneficial owner of 6,123,162 shares with sole voting and sole dispositive power over 30,000 shares and shared voting and shared dispositive power over 6,093,162 shares and Mr. Powers is the beneficial owner of 6,083,388 shares with shared voting and shared dispositive power over such shares. The Company has calculated both Mr. Sherman’s and Mr. Powers’ shares as representing 5.4% of the outstanding shares of Common Stock of the Company at December 31, 2004.

The determination that there were no other persons, entities or groups (other than as reported in “Security Ownership of Directors and Executive Officers” and the Company’s employees as a group) known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock was based on a review of all statements filed with the SEC with respect to the Company pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the beginning of fiscal 2004.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following information with respect to the outstanding shares of Common Stock beneficially owned by each director of the Company, each nominee for director of the Company, each executive officer named in the Summary Compensation Table under “Executive Compensation” and all directors, nominees and executive officers of the Company as a group, including shares of Common Stock subject to exercisable options and those which are exercisable within the next 60 days as well as vested Restricted Stock Units and those which vest within the next 60 days, is furnished as of January 31, 2005. Also set forth below as of such date is certain information with respect to the number of shares of Common Stock represented by CAP Units and Restricted Stock Units credited to the accounts of such persons pursuant to the CAP Plan, the Performance Compensation Plan and the Non-Employee Directors’ Stock Option and Stock Unit Plan (the “Directors’ Plan”), respectively (notwithstanding that shares underlying CAP Units and Restricted Stock Units generally are not deemed to be beneficially owned for this purpose because the named persons have neither the present ability to direct the vote nor the ability to dispose of such shares and will not have such rights within the next 60 days).

Name and Address (1)	Amount and Nature of Common Stock Beneficially Owned (2)(3)(4)	Percent of Common Stock Beneficially Owned	Common Stock Represented by CAP Units and Restricted Stock Units	Percentage of Outstanding Common Stock, CAP Units and Restricted Stock Units Combined
James E. Cayne (6)	5,919,424	5.21%	843,810	5.91%
Henry S. Bienen	—	(5)	48	(5)
Carl D. Glickman (7)	330,577	(5)	1,852	(5)
Alan C. Greenberg	15,000	(5)	355,634	(5)
Donald J. Harrington, C.M.	8,510	(5)	849	(5)
Samuel L. Molinaro Jr.	68,525	(5)	254,099	(5)
Frank T. Nickell	47,575	(5)	1,852	(5)
Paul A. Novelly (8)	4,408	(5)	1,517	(5)
Frederic V. Salerno	14,502	(5)	1,852	(5)
Alan D. Schwartz	1,111,353	(5)	730,821	1.61%
Warren J. Spector (9)	507,798	(5)	801,256	1.14%
Vincent Tese	12,556	(5)	1,852	(5)
Wesley S. Williams Jr.	—	(5)	—	(5)

All directors, nominees and executive officers as a group (17 individuals) (10)	8,658,889	7.57%	3,338,247	10.19%

(1)	The address in each case is 383 Madison Avenue, New York, New York 10179.

(2)	Nature of Common Stock beneficially owned is sole voting and investment power, except as indicated in subsequent notes. Includes an aggregate of 1,211 shares of Common Stock owned by directors, nominees and executive officers through The Bear Stearns Companies Inc. Employee Stock Ownership Plans (the “ESOPs”). Shares owned by the ESOPs that are allocated to employees’ accounts are voted on a “pass through” basis by the employees to whose accounts such shares are allocated. Shares not allocated to employees’ accounts, and allocated shares for which voting directions have not been received, are voted by the trustee of the ESOPs in proportion to the manner in which allocated shares are directed to be voted by the employees.

(3)	Does not include shares of Common Stock underlying CAP Units credited under the CAP Plan, except for the following number of shares to be distributed during March 2005 to the following persons: Mr. Cayne — 25,438; Mr. Molinaro — 1,866; Mr. Schwartz — 20,002; Mr. Spector — 155,398; and 10,551 shares to be distributed to executive officers included in the group of seventeen individuals above.

(4)	Includes shares of Common Stock subject to exercisable options and those which are exercisable within the next 60 days held by the following persons: Mr. Cayne — 211,864; Mr. Glickman — 11,454; Father Harrington — 8,454; Mr. Molinaro — 43,053; Mr. Nickell — 14,074; Mr. Novelly — 4,408; Mr. Salerno — 14,074; Mr. Schwartz — 172,788; Mr. Spector — 202,400; Mr. Tese — 11,454; and 133,854 shares of Common Stock subject to exercisable options and those which are exercisable within the next 60 days held by executive officers included in the group of seventeen individuals above.

(5)	Less than one percent.

(6)	Includes 45,669 shares of Common Stock owned by Mr. Cayne’s wife, as to which shares Mr. Cayne disclaims beneficial ownership. Includes 209,515 shares of Common Stock held by a charitable trust, as to which shares Mr. Cayne disclaims beneficial ownership. Does not include 217,454 shares of Common Stock held by trusts established for Mr. Cayne’s children, as to which shares Mr. Cayne disclaims beneficial ownership. Does not include 8,248 shares of Common Stock owned by a child of Mr. Cayne, as to which shares Mr. Cayne disclaims beneficial ownership.

(7)	Does not include 3,427 shares of Common Stock owned by Mr. Glickman’s wife, as to which shares Mr. Glickman disclaims beneficial ownership.

(8)	Does not include 66,577 shares of Common Stock held by the Novelly Exempt Trust, as to which shares Mr. Novelly disclaims beneficial ownership.

(9)	Does not include 636 shares of Common Stock owned by Mr. Spector’s wife, as to which shares Mr. Spector disclaims beneficial ownership.

(10)	In addition to the shares as to which beneficial ownership is disclaimed in footnotes (6) through (9), also excludes an aggregate of 13,494 shares of Common Stock as to which beneficial ownership is disclaimed. Includes 22,360 shares of Common Stock subject to presently exercisable stock options and 2,460 shares of Common Stock to be distributed pursuant to the CAP Plan, as to which beneficial ownership is disclaimed.

I. ELECTION OF DIRECTORS

The Nominating Committee and the Board have nominated and are recommending the election of each of the nominees set forth below as a director of the Company to serve until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified. Each nominee is currently a director of the Company. Each nominee who is elected or re-elected to the Board will hold office until the next Annual Meeting of Stockholders, in accordance with the By-laws of the Company. Should any nominee become unable or unwilling to accept nomination or election, it is intended that the persons named in the enclosed proxy will vote the shares that they represent for the election of a substitute nominee designated by the Board, unless the Board reduces the number of directors. At present, it is anticipated that each nominee will be a candidate. Since the last election of directors, Wesley S. Williams Jr. was appointed to the Board on June 16, 2004, and another independent board member, Henry S. Bienen, was appointed to the Board on September 22, 2004. Mr. Bienen and Mr. Williams were recommended to the Nominating Committee and the Board by employees of the Company. William L. Mack resigned from the Board effective October 1, 2004.

The affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. Officers serve at the discretion of the Board.

The Board of Directors recommends a vote “FOR” the election of each nominee set forth below.

Name	Age as of January 31, 2005	Principal Occupation and Directorships Held	Year First Elected to Serve as Director of the Company
James E. Cayne	70	Chairman of the Board and Chief Executive Officer, the Company and Bear Stearns; member of the Executive Committee of the Company (the “Executive Committee”); member of the Board of Executives, New York Stock Exchange, Inc.	1985

Henry S. Bienen	65	President, Northwestern University	2004

Carl D. Glickman	78	Private Investor; Presiding Trustee and Chairman of the Executive Committee, Lexington Corporate Properties Trust	1985

Alan C. Greenberg	77	Chairman of the Executive Committee; Director, Viacom Inc.	1985

Donald J. Harrington	59	President, St. John’s University; Director, The Reserve Fund, Reserve Institutional Trust, Reserve Tax-Exempt Trust, Reserve New York Tax-Exempt Trust and Reserve Special Portfolios Trust	1993

Frank T. Nickell	57	President and Chief Executive Officer, Kelso & Company; Director, BlackRock Inc. and Earle M. Jorgensen Company	1993

Paul A. Novelly	61	Chairman of the Board and Chief Executive Officer, Apex Oil Company, Inc.; Director, Intrawest Corporation and Boss Holdings, Inc.	2002

Frederic V. Salerno	61	Former Vice Chairman and Chief Financial Officer, Verizon Communications Inc.; Director, Popular, Inc., Viacom Inc., Consolidated Edison, Inc., Akamai Technologies, Inc. and Gabelli Asset Management Inc.	1992

Name	Age as of January 31, 2005	Principal Occupation and Directorships Held	Year First Elected to Serve as Director of the Company
Alan D. Schwartz	54	President and Co-Chief Operating Officer, the Company and Bear Stearns; member of the Executive Committee	1987	(1)

Warren J. Spector	47	President and Co-Chief Operating Officer, the Company and Bear Stearns; member of the Executive Committee	1990	(1)

Vincent Tese	61	Chairman, Wireless Cable International Inc.; Director, Bowne & Co., Inc., Cablevision Systems Corporation, Mack-Cali Realty Corporation, NWH, Inc. and Gabelli Asset Management Inc.	1994

Wesley S. Williams Jr.	62	President and Chief Operating Officer, Co-Chairman and Co-Chief Executive Officer, Lockhart Cos. Inc.; Presiding Independent Director, CarrAmerica Realty Corporation; Chairman, Board of Directors, National Prostate Cancer Coalition	2004

(1)	Did not serve as director during 1997 and 1998.

Mr. Cayne became Chairman of the Board on June 25, 2001. Mr. Cayne has been Chief Executive Officer of the Company and Bear Stearns for more than the past five years. Prior to June 25, 2001, Mr. Cayne was President of the Company and Bear Stearns for more than the preceding five years.

Mr. Bienen has been President of Northwestern University for more than the past five years.

Mr. Glickman has been a private investor for more than the past five years. Mr. Glickman is also currently Chairman of the Compensation Committee of the Board of the Company.

Mr. Greenberg has been Chairman of the Executive Committee for more than the past five years. Prior to June 25, 2001, Mr. Greenberg was Chairman of the Board of the Company for more than the preceding five years.

Father Harrington has been the President of St. John’s University for more than the past five years.

Mr. Nickell has been President and Chief Executive Officer of Kelso & Company, a privately held merchant banking firm, for more than the past five years.

Mr. Novelly has been Chairman of the Board and Chief Executive Officer of Apex Oil Company, Inc., a privately held company engaged in wholesale marketing, storage and distribution of petroleum products, for more than the past five years.

Mr. Salerno was the Vice Chairman and Chief Financial Officer of Verizon Communications Inc. (formerly Bell Atlantic Corporation) until his retirement on September 30, 2002. Prior to June 2000, Mr. Salerno was the Senior Executive Vice President and Chief Financial Officer/Strategy and Business Development of Bell Atlantic Corporation. Prior to the merger of NYNEX Corp. (“NYNEX”) and Bell Atlantic Corporation, Mr. Salerno was the Vice Chairman of the Board of NYNEX for more than five years. Mr. Salerno is also currently Chairman of the Nominating Committee of the Board of the Company.

Mr. Schwartz became President and Co-Chief Operating Officer of the Company and Bear Stearns on June 25, 2001. From June 30, 1999 to June 24, 2001, Mr. Schwartz was an Executive Vice President of Bear Stearns. Prior to June 30, 1999, Mr. Schwartz was an Executive Vice President of the Company and of Bear Stearns for more than the preceding five years.

Mr. Spector became President and Co-Chief Operating Officer of the Company and Bear Stearns on June 25, 2001. From June 30, 1999 to June 24, 2001, Mr. Spector was an Executive Vice President of Bear Stearns. Prior to June 30, 1999, Mr. Spector was an Executive Vice President of the Company and of Bear Stearns for more than the preceding five years.

Mr. Tese has been Chairman of Wireless Cable International Inc. for more than five years. Mr. Tese is currently Chairman of the Audit Committee, the Corporate Governance Committee and the Qualified Legal Compliance Committee of the Board of the Company.

Mr. Williams had been a partner in the law firm of Covington & Burling for more than five years prior to his retirement on January 1, 2005. He has been President and Chief Operating Officer since 2004, Co-President and Co-Chief Operating Officer from 2003 to 2004, and Co-Chairman and Co-Chief Executive Officer for more than five years, of Lockhart Cos. Inc., a 24-company conglomerate of real estate, insurance, and consumer finance companies operating in the Eastern Caribbean. Prior to his retirement on January 1, 2005, Mr. Williams had been Chairman from 2003 through 2004, Deputy Chairman from 2001 through 2002, and a member of the Board of Directors for more than five years, of the Federal Reserve Bank of Richmond. Mr. Williams has also been Chairman since 2004, and a member of the Board of Directors for more than five years, of the National Prostate Cancer Coalition.

There is no family relationship among any of the directors or executive officers of the Company.

Board and Committees

The Board is currently comprised of 12 members. The Board has determined that all eight of the Company’s non-employee directors, constituting a majority of the Board, meet the independence standards of NYSE Corporate Governance Standards Section 303A.02 and the Company’s Director Independence Standards, which are attached as Exhibit D to this Proxy Statement. The eight non-employee directors consist of Messrs. Bienen, Glickman, Harrington, Nickell, Novelly, Salerno, Tese and Williams.

The Company’s non-management directors have met in regularly scheduled executive sessions without management throughout fiscal 2004. Mr. Tese has been appointed by the non-management directors to serve as the presiding director of such sessions. Stockholders and other interested persons may contact the presiding director or the non-management directors individually or as a group, by writing to the presiding director or to such director(s) in care of the Corporate Secretary, The Bear Stearns Companies Inc., 383 Madison Avenue, 6th Floor, New York, New York 10179. Any such communications will be promptly distributed by the Secretary to the presiding director or such individual director(s).

The Company has also adopted a procedure by which stockholders may send communications as defined within Item 7(h) of Schedule 14A under the Exchange Act to one or more members of the Board by writing to such director(s) or to the whole Board in care of the Corporate Secretary, The Bear Stearns Companies Inc., 383 Madison Avenue, 6th Floor, New York, New York 10179. Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the whole Board.

The Board held six meetings (exclusive of committee meetings) during fiscal 2004. The Board has established five committees whose functions and current members are described below. The Audit Committee, Compensation Committee, Nominating Committee, Corporate Governance Committee and the Qualified Legal Compliance Committee (collectively, the “Board Committees”) are committees of the Board and consist solely of members of the Board. In addition, there is an Executive Committee which includes both members and non-members of the Board, but may function in a manner comparable to that of Board committees, under certain circumstances as described below. During fiscal 2004, each current director attended 75% or more of the aggregate number of meetings of the Board and Board Committees (including for this purpose, the Executive Committee) on which he served, that were held during his period of service. The composition, purpose and responsibilities of each committee are set forth below.

Executive Committee.    The Executive Committee of the Company consists of Messrs. Cayne, Greenberg (Chairman), Mark E. Lehman (an Executive Vice President of the Company), Molinaro, Schwartz and Spector. The Executive Committee normally met each week having held 110 meetings during fiscal 2004. The Executive Committee has the authority between meetings of the Board to take action with respect to a variety of matters delegated by the Board that are considered to be in the ordinary course of the Company’s business.

Audit Committee.    The Audit Committee of the Board consists of Messrs. Bienen, Glickman, Novelly, Salerno, Tese (Chairman) and Williams. Messrs. Bienen and Williams were appointed to the Audit Committee on September 22, 2004 after the Board reviewed their credentials and determined that their background and expertise would be beneficial to the Audit Committee. The Board has determined that each member of the Audit Committee is an “independent director” as that term is defined in NYSE Corporate Governance Standards Section 303A.02 and the Company’s Director Independence Standards and meets the independence requirements contained in Exchange Act Rule 10A-3(b)(1). In addition, the Board has determined that each member of the Audit Committee meets the NYSE standards of financial literacy and accounting or related financial management expertise and the SEC criteria of an “audit committee financial expert”. Pursuant to NYSE Corporate Governance Standards Section 303A.07, no director may serve as a member of the Audit Committee if he serves on the audit committees of more than three other public companies unless the Board determines that such simultaneous service would not impair his ability to serve effectively on the Audit Committee. The Board has determined that Mr. Salerno’s service on the audit committees of four of the five public companies wherein he serves as a director (Popular, Inc., Consolidated Edison, Inc., Akamai Technologies, Inc. and Gabelli Asset Management Inc.), as identified in his biography on page 6 of this Proxy Statement, does not impair his ability to serve effectively on the Company’s Audit Committee and that his continued service on the Audit Committee is in the best interest of the Company and its stockholders. The Audit Committee is responsible for assisting the Board in their oversight of: the integrity of the financial statements of the Company; the Company’s compliance with legal and regulatory requirements; the qualifications, performance and independence of the Company’s independent auditor(s); the performance of the Company’s internal audit function; and the Company’s systems of disclosure controls and procedures, external financial reporting and internal control over financial reporting. The Audit Committee is also directly and solely responsible for the appointment, retention, compensation, oversight and termination of the Company’s independent auditor(s) and for pre-approving all audit and permissible non-audit services to be performed by the independent auditor(s). The Audit Committee held 14 meetings during fiscal 2004. The Audit Committee Report begins on page 13 of this Proxy Statement.

Compensation Committee.    The Compensation Committee of the Board consists of Messrs. Glickman (Chairman), Harrington, Nickell and Tese. The Board has determined that each member of the Compensation Committee is an “independent director” as that term is defined in NYSE Corporate Governance Standards Section 303A.02 and the Company’s Director Independence Standards. The Compensation Committee establishes the compensation policies used in determining the compensation of all executive officers and other Senior Managing Directors, including members of the Board who are employees of the Company. The Compensation Committee administers the Performance Compensation Plan pursuant to which the salary and bonus compensation of certain Senior Managing Directors (including the Chief Executive Officer and certain executive officers) of the Company is determined based upon an evaluation of the performance of such individuals in relation to approved goals and objectives. The Compensation Committee also approves the salary and bonus compensation of other executive officers and other Senior Managing Directors based upon recommendations made by the Executive Committee and the Bear, Stearns and Co. Inc. Management and Compensation Committee, who are applying criteria established by the Compensation Committee. The Compensation Committee also administers certain aspects of the CAP Plan, the Stock Award Plan and the Restricted Stock Unit Plan (the “RSU Plan”). In addition, the Compensation Committee annually reviews the compensation process for equity research personnel. The Compensation Committee held nine meetings during fiscal 2004. The Compensation Committee Report begins on page 14 of this Proxy Statement.

Nominating Committee.    The Nominating Committee of the Board consists of Messrs. Novelly, Salerno (Chairman) and Tese. Mr. Novelly was appointed to the Nominating Committee effective April 28, 2004. The Board has determined that each member of the Nominating Committee is an “independent director” as that term is defined in NYSE Corporate Governance Standards Section 303A.02 and the Company’s Director Independence Standards.

The Nominating Committee makes recommendations to the Board with respect to the size and composition of the Board and identifies potential candidates to serve as directors. The Nominating Committee identifies Board candidates by introduction from management, members of the Board, employees or other sources and stockholders that satisfy the Company’s policy regarding stockholder recommended candidates. The Nominating Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended by other sources. Stockholders wishing to submit recommendations for the 2006 Annual Meeting should write to the Corporate Secretary, The Bear Stearns Companies Inc., 383 Madison Avenue, 6th Floor, New York, New York 10179. Any such stockholder must meet and evidence the minimum eligibility requirements specified in Exchange

Act Rule 14a-8 and must submit, within the same timeframe for submitting a stockholder proposal required by Rule 14a-8: (1) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (2) the written consent of the candidate(s) for nomination as a director, (3) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director, and (4) all information regarding the candidate(s) and the submitting stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board.

In considering Board candidates, the Nominating Committee takes into consideration the Company’s Board Candidate Guidelines, located in the Company’s Corporate Governance Guidelines and attached as Exhibit C to this Proxy Statement, the Company’s policy regarding stockholder recommended director candidates, as set forth above, and all other factors that they deem appropriate, including, but not limited to, the individual’s character, education, experience, knowledge and skills. The Nominating Committee will also consider the extent of the individual’s experience in business, education or public service, his or her ability to bring a desired range of skills, diverse perspectives and experience to the Board and whether the individual possesses high ethical standards, a strong sense of professionalism and is capable of serving the interests of stockholders. Additionally, the Nominating Committee will consider the number of boards that the candidate already serves on when assessing whether the candidate has the appropriate time to devote to Board service. The Nominating Committee held three meetings during fiscal 2004.

Corporate Governance Committee.    The Corporate Governance Committee of the Board consists of Messrs. Nickell, Novelly and Tese (Chairman). The Board has determined that each member of the Corporate Governance Committee is an “independent director” as that term is defined in NYSE Corporate Governance Standards Section 303A.02 and the Company’s Director Independence Standards. The purpose of the Corporate Governance Committee is to develop and recommend a set of corporate governance guidelines for the Company; to make recommendations to the Board in support of such guidelines; to take a leadership role in the shaping of the corporate governance of the Company; and to oversee the evaluation of the Board and management. The Corporate Governance Committee held two meetings during fiscal 2004.

Qualified Legal Compliance Committee.    The Qualified Legal Compliance Committee of the Board (the “QLCC”) consists of Messrs. Bienen, Glickman, Novelly, Salerno, Tese (Chairman) and Williams. Mr. Novelly was elected to the QLCC effective March 31, 2004. Messrs. Williams and Bienen were elected to the QLCC effective September 22, 2004. The QLCC consists of at least one member of the Audit Committee and two or more members of the Board who are not employed, directly or indirectly, by the Company, as required by the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The purpose of the QLCC is to receive, retain and investigate reports made by the Chief Legal Officer or an attorney appearing and practicing before the SEC in the representation of the Company of evidence of material violations of any United States federal or state securities law, including any breach of fiduciary duty by the Company, its officers, directors, employees or agents. The QLCC held one meeting during fiscal 2004.

Corporate Governance

The Company is committed to the highest level of honesty, integrity and ethics. The Company regularly reviews its corporate governance policies in light of legal, regulatory and corporate governance developments and complies with SEC, NYSE and other corporate governance regulatory requirements applicable to the Company.

Independent Directors.    The Company has established and adopted Corporate Governance Guidelines which set forth guidelines for the appointment, retention, term, responsibilities, powers, qualifications and compensation regarding the Board and its committees. The Corporate Governance Guidelines (which include the Board Candidate Guidelines attached as Exhibit C to this Proxy Statement) contain the formal director qualification and independence standards adopted by the Board. The standards set forth the criteria by which director independence will be determined and include: prohibitions on material relationships with the Company; limitations on employment of a director or his or her immediate family members with the Company; limitation on the receipt of direct compensation from the Company; limitations on affiliation with the Company’s auditors; and restrictions on commercial relationships. Audit Committee members are further restricted from receiving any compensatory fee from the Company or any subsidiary thereof, other than in the member’s capacity as a member of the Board or any committee thereof. The Board has determined that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee, Nominating Committee, Corporate Governance Committee and QLCC, are independent under these standards.

The Company’s non-management directors meet in regularly scheduled executive sessions without management present in order to freely evaluate the performance of the Company’s management. As noted above, Mr. Tese has been appointed to serve as the presiding director at such executive sessions. In addition, the non-management directors elected Mr. Tese as Lead Director of the Board. As Lead Director, Mr. Tese: presides at all Board meetings at which the chairman is not present, including executive sessions of the non-management directors; serves as liaison between the chairman and the independent directors; approves information sent to the Board; approves meeting agendas for the Board; approves meeting schedules to help ensure that there is sufficient time for discussion of all agenda items; has the authority to call meetings of the independent directors; and, if requested by stockholders, is available for consultation and direct communication.

As set forth above, the Company has adopted a procedure for interested parties to communicate with the non-management directors and a procedure for stockholders to communicate with the Board. In addition, to assure that members of the Board dedicate a sufficient amount of time to effectively serve the Company and its stockholders, the Company has adopted a policy limiting the number of public boards of directors that a Company director may serve on. The Company believes that it is important for members of the Board to attend the Annual Meetings of stockholders and therefore adopted a policy encouraging all directors to attend Annual Meetings. Ten members of the Board attended the Company’s 2004 Annual Meeting.

Director Orientation and Continuing Education.    The Company has established an orientation process for newly appointed directors. The orientation process consists of familiarizing the director with the Company and its significant businesses, practices and personnel. It also includes educating the director regarding the Company’s financial reporting and risk management processes, any material litigation and the Company’s Code of Business Conduct and Ethics. In addition, supplemental continuing education information is prepared and forwarded to each director as necessary and appropriate.

Annual Performance Evaluations.    The Board and each of the Board Committees conducted a self-evaluation. Accordingly, each Board Committee compared its performance with the provisions of its charter, set forth its objectives for the upcoming year and if the committee deemed necessary or appropriate, recommended changes to the Board. Each Board Committee reported the results of its evaluation to the Board. Furthermore, the Board evaluated itself and its committees to determine whether they are functioning effectively and to determine whether any modifications were necessary.

Audit Committee.    The Board has determined that all of the members of the Audit Committee meet the NYSE standards of financial literacy and accounting or related financial management expertise and the SEC criteria of an “audit committee financial expert”. The Audit Committee operates under a formal charter, which in accordance with NYSE listing standards addresses the purpose, duties and responsibilities, and requires an annual performance evaluation, of the Audit Committee. A copy of the charter is attached as Exhibit A to this Proxy Statement.

Whistleblowing.    The Company has continued its long-standing practice of encouraging whistleblowing. Accordingly, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters. Additionally, the Company has reminded employees of its policy to not retaliate or take any other detrimental action against employees who in good faith provide evidence of fraud.

Code of Business Conduct and Ethics.    All of the Company’s employees, officers (including senior executive, financial and accounting officers) and directors are held accountable for adherence to the Company’s Code of Business Conduct and Ethics. The Code is intended to establish standards necessary to deter wrongdoing and to promote compliance with applicable governmental laws, rules and regulations and honest and ethical conduct. The Code covers all areas of professional conduct, including conflicts of interest, fair dealing, financial reporting and disclosure, protection of Company assets and confidentiality. Employees have an obligation to promptly report any known or suspected violation of the Code without fear of retaliation. Waiver of any provision of the Code for executive officers and directors may only be granted by the Board or one of its committees and any such waiver of the Code relating to such individuals will be disclosed by the Company.

A copy of the Code is filed as an exhibit to the Company’s Annual Report on Form 10-K and is available on the Company’s website at http://www.bearstearns.com. The website contains a corporate governance page, located within the “Corporate Governance” section under the heading “About Bear Stearns”. Copies of the Company’s Corporate Governance Guidelines, Code, and the charters of each of the Audit Committee, Compensation Committee, Corporate Governance Committee, Nominating Committee and QLCC are available on the website and may also be obtained by any stockholder upon request without charge by writing to the Corporate Secretary, The Bear Stearns Companies Inc., 383 Madison Avenue, 6th Floor, New York, New York 10179.

AUDIT COMMITTEE REPORT

The members of the Audit Committee have been appointed by the Board. The Audit Committee is comprised of six directors who each meet the independence and experience requirements of the NYSE and the SEC criteria of an “audit committee financial expert”. The Audit Committee is governed by a charter (attached as Exhibit A) which has been approved and adopted by the Board and is reviewed and reassessed annually by the Audit Committee.

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report by reference into any such filing.

The Audit Committee assists the Board in the Board’s oversight of (1) the integrity of the financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications, performance and independence of the Company’s independent auditor(s), (4) the performance of the Company’s internal audit function and (5) the Company’s systems of disclosure controls and procedures, external financial reporting and internal control over financial reporting.

Management is responsible for the preparation and integrity of the Company’s financial statements. The Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2004 and met with both management and the Company’s external auditors to discuss those financial statements, including the critical accounting policies on which the financial statements are based. Management and the external auditors have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from and discussed with the external auditors their written disclosure and letter regarding their independence from the Company as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with the external auditors any matters required to be discussed by Statement on Auditing Standards No. 61.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2004 for filing with the SEC.

AUDIT COMMITTEE

Henry S. Bienen
Carl D. Glickman
Paul A. Novelly
Frederic V. Salerno
Vincent Tese, Chairman
Wesley S. Williams Jr.

•        •        •

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

Compensation Policies

The Compensation Committee is empowered by the Board and the stockholders to oversee the compensation programs of the Company with particular attention to the compensation of the executive officers of the Company. The compensation philosophy of the Company has been strongly influenced by the principle that the compensation of the executive officers should be structured to link their financial reward to the achievement of annual and long-term performance goals. Thus, executives would both share in the success of the Company as a whole and be adversely affected by poor Company performance, thereby aligning their interests with the interests of the stockholders. In making decisions with respect to the compensation of executive officers, the Compensation Committee follows certain guidelines:

•	Total compensation should be comparable to that of the Company’s primary competitors, so that the Company may recruit and retain talented executive officers who are key to the Company’s long-term success.

•	Executive compensation should be directly linked to the Company’s financial performance as measured annually, primarily through return on equity.

•	A significant portion of the total compensation paid to executive officers should be delivered in the form of equity-based awards. The value of equity-based awards cannot be realized immediately and depends upon the future performance of the Company and an increase in the market value of its stock.

To implement the foregoing philosophy, the salary and bonus compensation of executive officers is determined principally by the operation of the Performance Compensation Plan.

Performance Compensation Plan

Under the Performance Compensation Plan, executive officers, including the executive officers named in the Summary Compensation Table, and key employees receive a base salary of $200,000 per annum and a share of a performance-based bonus pool. The Compensation Committee determines the formula for calculating one or more bonus pools within 90 days after the beginning of each fiscal year based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on common equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) business unit or departmental pre-tax or after-tax income; (e) book value per share; (f) market price per share; (g) relative performance to peer group companies; (h) expense management; and (i) total return to stockholders.

The share of one or more of the bonus pools to be allocated to each executive officer in any fiscal year is determined by the Compensation Committee in its sole discretion. However, under no circumstance may the aggregate amount of the bonuses paid under the Performance Compensation Plan exceed 100% of any of the applicable bonus pools computed under the formula designated by the Compensation Committee. The maximum amount allocable to members of the executive committee of Bear, Stearns & Co Inc. in the aggregate for any fiscal year is $165,000,000 (the “Executive Committee Pool”). The maximum allocation to any individual member of the Executive Committee Pool is 30%. In fiscal 2004, the Executive Committee consisted of six members: the Company’s Chief Executive Officer, Chairman of the Executive Committee, Co-Presidents, Chief Financial Officer and an Executive Vice President.

In fiscal 2004, the Compensation Committee determined that the formula used to calculate the Executive Committee Pool would be based on the Company’s adjusted after-tax return on common equity. The Compensation Committee decided to exercise its negative discretion under the Performance Compensation Plan and awarded total annual compensation of $104,450,000, which was less than the aggregate bonus pool authorized under the terms of the Performance Compensation Plan. This amount consisted of a combination of cash, CAP Units (as defined below under “Equity Ownership and Capital Accumulation Plan”) and stock options (see “Stock Award Plan”). The participants in the Executive Committee Pool received 42.3% in cash, 20.0% in stock options and 37.7% in CAP units. The Compensation Committee believes that this amount of equity-based compensation strengthens the alignment of the interests of the executive officers with those of all stockholders, as the ultimate realization of the benefits attributable to stock options only occurs with an increase in the Company’s stock price.

Equity Ownership and Capital Accumulation Plan

A focus on performance and growth and the direct alignment of employee and stockholder interests flows from the substantial ownership of Common Stock and CAP Units by senior executives of the Company. At January 31, 2005, the members of the Executive Committee beneficially owned 8.88% of the outstanding Common Stock, CAP Units and restricted stock units combined.

All executive officers receive a substantial portion of their annual compensation in awards made pursuant to the CAP Plan. In aggregate, 383,198 CAP Units were granted to the members of the Executive Committee related to fiscal 2004. Stock units (“CAP Units”) awarded pursuant to the CAP Plan vest 50% on each of the second and third anniversaries of the original grant date. After a five-year period, each officer will be entitled to receive from the Company a number of freely transferable shares of Common Stock equal to the number of CAP Units then credited to such officer’s Capital Accumulation Account related to such award.

Stock Award Plan

The Stock Award Plan was established in 1999 and provides the Company the ability to award key employees stock options as a component of their annual compensation. The determination of recipients of stock options, the terms and conditions of such options within the parameters of the Stock Award Plan, and the number of shares covered by each option is determined by the Compensation Committee, based on management’s recommendation.

In aggregate, 712,217 ten-year options were granted to members of the Executive Committee relating to their performance in fiscal 2004. These options were granted with exercise prices equal to the fair market value of the Common Stock on the date of grant and become exercisable after three years. The Compensation Committee believes that the award of stock options is an important component in the compensation of executive officers, as the ultimate economic value of such awards can only be achieved as a result of share price growth. As a result, the interests of executive officers are directly aligned with those of the stockholders.

Compensation of Chief Executive Officer

The total compensation of Mr. Cayne, the Company’s Chief Executive Officer, along with other members of the Executive Committee, is determined in all respects by the Performance Compensation Plan. Pursuant to the terms of the Performance Compensation Plan for fiscal 2004, Mr. Cayne received a base salary of $200,000 and shared in a bonus pool based on the Company’s fiscal 2004 after-tax return on common equity. Mr. Cayne’s proportionate share of the fiscal 2004 bonus pool (as well as that of the other members of the Executive Committee) was determined by the Compensation Committee in February 2004. Based upon Mr. Cayne’s individual performance in fiscal 2004 and the performance of the Company, the Compensation Committee determined that Mr. Cayne would receive total compensation in fiscal 2004 of $24,721,875 consisting of the following components (including 168,585 stock options):

Base Salary	Cash Bonus	CAP Units	Stock Options	Total
$200,000	$10,081,291	$9,496,209	$4,944,375	$24,721,875

Such compensation was less than that which could have been awarded under the terms of the Performance Compensation Plan. The Compensation Committee believes that Mr. Cayne’s fiscal 2004 compensation was fair given the Company’s absolute performance and also its performance compared to its key competitors. In fiscal 2004, the Company achieved exceptional results. Earnings per share for the year ended November 30, 2004 were a record $9.76 per share, an increase of 15% from the prior year. Net income for fiscal 2004 was a record $1.34 billion, an increase of 16% when compared to fiscal 2003. Net revenues for fiscal 2004 also reached a record level of $6.8 billion, an increase of 14% from the prior year. Annualized return on average common equity for the year ended November 30, 2004 was 19.1%. Book value grew by more than $10 per share to $59.13 in fiscal 2004 and the stock increased by 35%. Over the same period, the Company’s peer group shares rose an average of 4%. Due to the substantial portion of Mr. Cayne’s compensation being delivered in the form of stock units and stock options, the ultimate realization of benefits from his current bonus will depend on the future performance of the Company and the value of its Common Stock.

Tax Deductibility under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductibility for federal income tax purposes of compensation in excess of $1,000,000 annually paid to individual executive officers named in the Summary Compensation Table unless certain exceptions, including compensation based on performance goals, are satisfied. The Performance Compensation Plan, the CAP Plan and the Stock Award Plan have been established and maintained in an effort to comply with the performance-based exception to limits on deductibility of executive officer compensation. However, while the Compensation Committee currently seeks to maximize the deductibility of compensation paid to executive officers, it will maintain the flexibility to take actions which may be based upon other considerations.

Conclusion

The Compensation Committee believes that the Company performed well in the current business environment. The Company’s performance as measured by profit margins and earnings per share increased significantly from the prior year and return on common equity was among the highest of its key competitors. Therefore, the compensation paid to the Company’s executive officers reflects the Company’s strong absolute and relative performance. Attracting and retaining talented and motivated management and employees is essential to creating long-term stockholder value. Offering a competitive performance-based compensation program with a significant equity component helps to achieve this objective. The Compensation Committee believes that the Performance Compensation Plan, the CAP Plan and the Stock Award Plan provide appropriate incentives to senior management of the Company and are fair and reasonable methods for determining the compensation of executive officers, including the Chief Executive Officer. The compensation program of the Company properly serves to align the interests of executives and stockholders.

COMPENSATION COMMITTEE

Carl D. Glickman, Chairman
Donald J. Harrington
Frank T. Nickell
Vincent Tese

•        •        •

COMPENSATION TABLES AND OTHER INFORMATION

The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) for the fiscal years ended November 30, 2004, 2003 and 2002:

Summary Compensation Table

		ANNUAL COMPENSATION		LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Restricted Stock Awards (2)(3)(4)	Securities Underlying Options (#)	All Other Compensation (5)
James E. Cayne	2004	$200,000	$10,081,291	$9,496,209	168,585	$6,482,057
Chairman of the Board	2003	200,000	11,009,432	10,419,633	256,143	12,296,347
and Chief Executive Officer	2002	200,000	10,006,750	7,982,583	68,000	10,178,600

Alan C. Greenberg	2004	$200,000	$5,933,750	$5,383,750	98,176	$1,737,163
Chairman of the Executive	2003	200,000	6,516,519	5,963,136	150,396	5,005,360
Committee	2002	200,000	5,995,000	4,591,667	40,000	4,224,231

Samuel L. Molinaro Jr.	2004	$200,000	$5,736,500	$4,961,500	92,895	$1,307,296
Executive Vice President	2003	200,000	5,300,765	4,538,107	116,582	776,663
and Chief Financial Officer	2002	200,000	4,332,500	3,027,500	30,000	406,524

Alan D. Schwartz	2004	$200,000	$9,596,080	$8,948,920	159,784	$5,400,154
President and Co-Chief	2003	200,000	10,486,887	9,836,524	242,307	9,032,967
Operating Officer	2002	200,000	9,537,500	7,475,833	65,000	7,452,512

Warren J. Spector	2004	$200,000	$9,563,562	$8,981,438	159,784	$17,378,312
President and Co-Chief	2003	200,000	10,429,968	9,874,471	243,207	17,750,992
Operating Officer	2002	200,000	9,493,592	7,519,741	65,000	13,921,316

(1)	Represents amounts payable under the Performance Compensation Plan. See “Executive Compensation — Compensation Committee Report — Performance Compensation Plan”.

(2)	Represents the portion of the named executive officer’s bonus deferred pursuant to the CAP Plan. See “Executive Compensation — Compensation Committee Report — Equity Ownership and Capital Accumulation Plan”.

(3)	As of December 31, 2004, the value and the aggregate number of CAP Units in the accounts of each named person (based on the closing price of the Common Stock on the Consolidated Transaction Reporting System on December 31, 2004) was: Mr. Cayne — $88,932,760 (869,247 units); Mr. Greenberg — $36,384,958 (355,634 units); Mr. Molinaro — $25,646,234 (250,671 units); Mr. Schwartz — $76,816,698 (750,822 units); and Mr. Spector — $97,875,187 (956,653 units).

(4)	On December 11, 2000, Mr. Molinaro received restricted stock units as part of his compensation pursuant to the Performance Compensation Plan. Mr. Molinaro’s grant was $788,021, which represents 15,879 restricted stock units. Dividend equivalents of additional restricted stock units are payable by the Company on all such holdings from the date of grant. On June 30, 2004, Mr. Molinaro vested into and received a distribution of 5,489 restricted stock units, which represented 33 1/3% of the units originally granted plus all related dividend equivalents through the vesting date. The remaining restricted stock units will vest on June 30, 2005.

(5)	Represents preferential earnings paid in the form of CAP Units pursuant to the CAP Plan that exceed cash dividends paid on the equivalent shares of Common Stock.

Option Grants in Last Fiscal Year(1)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date (2)	Grant Date Present Value (3)
James E. Cayne	168,585	3.89%	$102.65	12/28/14	$4,944,375
Alan C. Greenberg	98,176	2.26%	102.65	12/28/14	2,879,375
Samuel L. Molinaro Jr.	92,895	2.14%	102.65	12/28/14	2,724,500
Alan D. Schwartz	159,784	3.68%	102.65	12/28/14	4,686,250
Warren J. Spector	159,784	3.68%	102.65	12/28/14	4,686,250

(1)	Represents awards made in December 2004 for performance in fiscal year 2004.

(2)	All stock options become exercisable three years after grant date.

(3)	Valued using a modified Black-Scholes option pricing model. The exercise price of each stock option ($102.65) is equal to the closing price on the Consolidated Transaction Reporting System of a share of Common Stock on December 27, 2004, the date immediately preceding the date of the grant. The assumptions used for the variables in the model were: 23.50% volatility (a projection of the volatility of the Common Stock over the 120 month term of the options); a 4.24% risk-free rate of return (based on the USD Interest Rate Swap Curve, expressed as a zero-coupon rate over the 120 month term); a 1.45% dividend yield (which was an estimated projected dividend yield on the date of grant); and a ten year option term (which is the maximum term of the options). A discount was applied to the option value yielded by the model to reflect the non-marketability of the options. The actual gain, if any, that executives will realize on their stock options will depend on the future price of the Common Stock and cannot be accurately forecasted by application of an option pricing model.

Aggregated Stock Option Exercises Made in Last Fiscal Year
and Fiscal Year-End Option Values

			Underlying Unexercised Options at Fiscal Year-End		In-the-Money Options at Fiscal Year-End (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable (2)	Unexercisable	Exercisable	Unexercisable
James E. Cayne	—	—	211,864	492,728	$10,725,717	$8,387,328
Alan C. Greenberg (3)	66,475	$1,759,261	18,702	288,572	761,171	4,927,137
Samuel L. Molinaro Jr.	—	—	43,053	239,477	2,011,977	3,785,549
Alan D. Schwartz	—	—	172,788	467,091	8,701,445	7,956,876
Warren J. Spector	—	—	202,400	467,991	10,247,191	7,978,323

(1)	This valuation represents the difference between $97.58, the closing price of a share of Common Stock reported on the Consolidated Transaction Reporting System on November 30, 2004 and the exercise prices of those stock options outstanding at November 30, 2004 multiplied by the number of options outstanding at each exercise price. The actual value, if any, that executives will realize upon the exercise of any option will depend upon the difference between the exercise price of the option and the market price of the Common Stock on the date the option is exercised.

(2)	Includes options that vested and became exercisable on December 17, 2004.

(3)	In addition, Mr. Greenberg also exercised and sold 18,702 options on January 3, 2005, which represented the options that vested on December 17, 2004.

Compensation of Directors

In fiscal 2004, each director who was not an employee of the Company received an annual retainer of $50,000, plus $1,500 for each meeting of the Board attended, and reasonable expenses relating to attendance at such meetings. No increases to these amounts have been proposed for fiscal 2005. Directors who are members of the Audit Committee, Compensation Committee, Nominating Committee, Corporate Governance Committee and QLCC receive additional compensation at the rate of $1,500 for each meeting of the Audit Committee, Compensation Committee, Nominating Committee, Corporate Governance Committee and QLCC attended, with the exception of telephone conference committee meetings for which the compensation paid for participation is $200.

Pursuant to the provisions of the Directors’ Plan, each of the directors of the Company who is not an officer or employee of the Company or any of its subsidiaries (the “Non-Employee Directors”) as of the date of an annual meeting of stockholders and whose service will continue after such meeting is granted an option to purchase shares of Common Stock and a number of restricted stock units. The exercise price of an option is equal to the closing price of the Common Stock on the NYSE on the date the grant is made. The number of shares covered by the option and the number of restricted stock units is equal to the quotient of an amount determined by the Executive Committee divided by the average closing price of the Common Stock for the five trading days immediately preceding the date of such meeting, subject to adjustment as provided in the Directors’ Plan. The options have a ten-year term, are exercisable six months from the date of grant and are subject to termination upon the occurrence of certain events as provided in the Directors’ Plan.

Pursuant to the annual grant provisions of the Directors’ Plan, all of the Company’s Non-Employee Directors at March 31, 2004 received stock options valued at $42,500 in fiscal 2004. In addition, each Non-Employee Director at March 31, 2004 received restricted stock units valued at $42,500 in fiscal 2004. On February 9, 2005, the Board approved the following changes to fees paid to the Company’s non-employee directors. The Board felt that these changes were appropriate to reflect both the additional time commitments required of directors as a result of legislative and regulatory developments as well as to maintain the Company’s ability to attract qualified directors in light of the director fees paid by the Company’s competitors. The annual grant made pursuant to the Directors’ Plan will be increased from $42,500 to $67,500 in value of options to purchase shares of Common Stock and from $42,500 to $67,500 in value of restricted stock units, beginning on April 7, 2005. The increase in value of grants of stock options and restricted stock units is the first since fiscal 2002. In addition, the Company also instituted the payment of annual fees to the Chairman of the Audit Committee ($25,000), the Chairman of the Compensation Committee ($10,000) and the Lead Director ($20,000). These additional fees will be paid on a quarterly basis commencing April 7, 2005. The Directors’ Plan also permits Non-Employee Directors to elect to receive options or shares of Common Stock in exchange for up to one-half of the annual cash retainer paid by the Company for services rendered as a director.

PERFORMANCE GRAPH

The following performance graph compares the performance of an investment in the Company’s Common Stock over the last five fiscal years with its Peer Group, the S&P 500 Investment Banking & Brokerage Index and the S&P 500 Index. The entities included in the Company’s peer group consist of Merrill Lynch & Co., Inc., Morgan Stanley, The Goldman Sachs Group, Inc. and Lehman Brothers Holdings Inc. The performance graph assumes the value of the investment in the Company’s Common Stock and each index was $100 on November 26, 1999, and that all dividends have been reinvested. There can be no assurance that the Company’s future stock performance will correlate with past stock performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Assumes $100 invested on November 26, 1999 in the Company’s Common Stock, Peer Group, S&P 500 Investment Banking & Brokerage Index and the S&P 500 Index and that all dividends have been reinvested.

	1999	2000	2001	2002	2003	2004
The Bear Stearns Companies Inc.	$100.00	$116.00	$146.77	$165.04	$188.90	$256.93
Peer Group (1)	100.00	116.94	114.21	102.14	129.21	134.90
S&P 500 Investment Banking & Brokerage Index	100.00	117.05	98.88	83.05	102.10	105.06
S&P 500 Index	100.00	93.92	82.44	68.83	79.21	89.40

(1)	In fiscal year 2000, The Goldman Sachs Group, Inc. was added to the Peer Group. The Goldman Sachs Group, Inc. is not included in results for 1999.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Transactions

The Company, in the ordinary course of business, has extended credit to certain of its directors, officers and employees in connection with their purchase of securities. Such extensions of credit have been made on substantially the same terms (including as to interest rates and collateral requirements) as those prevailing at the time for comparable transactions with non-affiliated persons, except that for some credit products, the interest rates charged were equivalent to the lowest of the interest rates charged to other persons or were the same as those charged to Company employees and did not involve more than the normal risk of collectability or have unusual terms or conditions which are disadvantageous to the Company. To the extent that officers and employees of the Company and members of their immediate families wish to purchase securities in brokerage transactions, they ordinarily are required to do so through Bear Stearns, which offers them a discount from its standard commission rates that could be substantial depending on various factors, including the size of the transaction. Bear Stearns periodically, in the ordinary course of its business, enters into transactions, as principal, involving the purchase or sale of securities and commercial paper (including different forms of repurchase transactions) with directors, officers, employees of the Company and members of their immediate families. Such purchases and sales of securities or commercial paper on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

The Company, from time to time, has made loans to its executive officers and other employees. All loans outstanding between the Company and any of its directors or executive officers on and after July 30, 2002, including those discussed in this section, have been in existence without material modification since such date or are otherwise exempt from the prohibitions of Section 13(k) of the Exchange Act. The Company has formed several limited partnerships which provide investment opportunities for the Company’s key employees. For certain of the partnerships, the Company provides nonrecourse, interest-bearing loans to the participants. The loans bear interest at the London Interbank Offered Rate (“LIBOR”) plus 1.0% or 1.75%, depending on the partnership. At November 30, 2004, in aggregate for these partnerships, the total amounts loaned in excess of $60,000 to directors and executive officers are as follows: James E. Cayne ($231,706), Jeffrey M. Farber (Controller of the Company) ($92,682), Mark E. Lehman ($231,706), Michael Minikes (Treasurer of the Company) ($185,364), Samuel L. Molinaro Jr. ($185,364), Alan D. Schwartz ($231,706) and Warren J. Spector ($811,963). The partnerships made distributions during fiscal 2004 to the participants. The total amounts distributed in excess of $60,000 to directors and executive officers in fiscal 2004 were as follows: Mr. Cayne ($93,941), Mr. Schwartz ($93,941) and Mr. Spector ($291,941). These distributions are net of amounts used to repay principal and interest on the nonrecourse, interest-bearing loans to the participants. For the fiscal year ended November 30, 2004, in aggregate for these partnerships, the total amounts used to repay loan principal and interest for the aforementioned participants were as follows: Mr. Cayne ($203,062), Mr. Schwartz ($203,062) and Mr. Spector ($364,813).

Mr. Cayne and his wife own in excess of 10% of the limited partnership interests in Colden Capital Partners L.P. (“Colden”). The managing partner of Colden is Colden Capital Management LLC, the managing member of which is a son-in-law of the Caynes. Colden is a prime brokerage client of Bear Stearns and as such it is eligible to receive a wide variety of services from Bear Stearns which include clearing services and the use of office space. All transactions between Colden and Bear Stearns are conducted in the ordinary course of business and on terms comparable with transactions of unrelated third parties. During the fiscal year ended November 30, 2004, Colden received net interest income of $376,702 from Bear Stearns. In addition, during the fiscal year ended November 30, 2004, Colden and its affiliates paid Bear Stearns $265,350 in clearance fees and charges.

Mr. Novelly’s adult son, Paul A. Novelly II, had been employed as an Account Executive in the Private Client Services department of Bear Stearns since September 1990. During fiscal 2004, he earned total compensation of $281,902 which was commission-based. Effective February 21, 2005, Paul A. Novelly II resigned from his position with Bear Stearns.

Since January 2003, in order to facilitate their service as directors and committee members, the Company has had a policy of making office space and administrative services available to each member of the Board. During fiscal 2004, both Mr. Glickman and Mr. Tese have utilized office space. The Company also provided the services of an administrative assistant to Mr. Tese in order to support him in his role as Lead Director of the Board and Chairman of the Audit Committee. Mr. Tese reimburses the Company for the proportionate cost of such services attributable to non-Company matters. During fiscal 2004 such costs amounted to $36,000.

Other than as described in this Proxy Statement, no director or executive officer of the Company was indebted to the Company during fiscal 2004 for any amount in excess of $60,000.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Messrs. Glickman, Harrington, Nickell and Tese, none of whom is or has been an officer or an employee of the Company. There were no “Compensation Committee Interlocks” during fiscal 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and any persons who own more than 10% of the Company’s Common Stock, to file reports of initial ownership of the Common Stock and subsequent changes in that ownership with the SEC and furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Form 5s were required, the Company believes that during fiscal 2004 all Section 16(a) filing requirements were complied with, except as set forth in this paragraph due to an administrative error. Mr. Lehman, an executive officer of the Company, made one late filing on Form 4 to report one transaction involving the transfer of common stock, five transactions involving the transfer of units under the CAP Plan and five transactions involving the transfer of employee stock options, all pursuant to terms of a property settlement agreement. All of the transactions that were not reported on a timely basis were transactions that are exempt from potential liability for “short-swing” profits under Section 16(b).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of November 30, 2004 with respect to the Company’s Common Stock that may be issued under its existing equity compensation plans. The table shows the number of securities to be issued under compensation plans that have been approved by stockholders and those that have not been so approved. The footnotes and other information following the table are intended to provide additional detail on the compensation plans. The Company currently plans to mitigate the dilutive effect to stockholders through the repurchase of Common Stock, pursuant to the Company’s share repurchase program, subject to market conditions.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	65,406,154	(2)	$67.94 (2)	15,204,375	(3)
Equity compensation plans not approved by security holders	1,609,042	(4)	N/A	—	(4)
Total	67,015,196			15,204,375

(1)	This column contains information regarding stock options only; there are no warrants or rights outstanding.

(2)	Includes stock options to purchase 23,401,445 shares of Common Stock at a weighted-average exercise price of $67.94, 33,257,567 CAP units, 8,733,802 restricted stock units under the RSU Plan as well as 13,340 restricted stock units under the Directors’ Plan.

(3)	Equity compensation plans approved by security holders include the Stock Award Plan, Directors’ Plan, RSU Plan and CAP Plan. The material features of each of these plans are described in Note 13, “Stock Compensation Plans”, to the Company’s Consolidated Financial Statements.
— Includes stock options to purchase 9,862,935 shares of Common Stock available under the Stock Award Plan as well as stock options to purchase 193,102 shares of Common Stock available under the Directors’ Plan.
— Includes 5,148,338 securities remaining available for future issuance under the RSU Plan.
— Units available for future issuance under the CAP Plan, which was approved by security holders, are not included. Pursuant to the terms of the CAP Plan, the total number of CAP units that may be issued under the CAP Plan during any fiscal year may not exceed 15% of the sum of issued and outstanding shares of Common Stock and CAP units outstanding determined as of the last day of the current fiscal year.

(4)	Equity compensation plans not previously approved by security holders include the Long-Term Incentive Stock Award and AE Investment and Deferred Compensation Plan. The material features of these arrangements are described below.

The table above does not include equity compensation plans that meet the qualification requirements of Section 401(a) of the Internal Revenue Code, namely the Profit Sharing Plan, 401(k) Savings Plan and the Employee Stock Ownership Plan. The material features of the Long-Term Incentive Stock Award and AE Investment and Deferred Compensation Plan are described below. These descriptions do not purport to be complete and are qualified in their entirety by reference to the plan documents which are included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2004.

Long-Term Incentive Stock Award

On November 30, 2000, the Company issued a one time award of Restricted Stock Units to certain existing employees. These units were scheduled to vest over a four and one-half year period. There were 1,162,632 Restricted Stock Units outstanding at November 30, 2004.

AE Investment and Deferred Compensation Plan

The AE Investment and Deferred Compensation Plan is a non-qualified defined contribution retirement plan covering substantially all account executives. The plan allows participants to defer a portion of their annual compensation in a variety of self-directed investment options. One of these options allows the participants to invest in the Common Stock of the Company. Such investments are restricted from sale, transfer or assignment until the end of the restricted period which is predetermined prior to the original deferral. As of November 30, 2004 the total number of such units outstanding was 446,410.

II.  APPROVAL OF AMENDMENTS TO THE
PERFORMANCE COMPENSATION PLAN

General

     The Performance Compensation Plan was adopted by the Compensation Committee on September 10, 1996, and was originally approved by stockholders at the 1996 Annual Meeting. The Performance Compensation Plan was amended thereafter on a number of occasions by the Compensation Committee, both with and without stockholder approval, as required. The purpose of the Performance Compensation Plan is to compensate Senior Managing Directors of the Company and its subsidiaries for significant contributions to the Company and to stimulate their efforts by giving them a direct interest in the performance of the Company.

Proposed Amendments to Performance Compensation Plan

     The Performance Compensation Plan provides for two separate bonus pools that cover the annual compensation of (i) members of the executive committee of Bear Stearns, including the Chief Executive Officer of the Company and Bear Stearns, and (ii) certain other members of senior management who are not members of the executive committee. The Annual Bonus Pool for the members of the executive committee had a maximum amount payable of $165,000,000 and a maximum percentage allocation for any individual from this pool of 30%. The proposed amendment does not affect this Annual Bonus Pool and therefore will not affect the compensation of the members of the executive committee.

     The Annual Bonus Pool related to participants who are not members of the executive committee has been specifically designed to enable the compensation payable to such participants to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. In fiscal 2004, the Annual Bonus Pool for participants who were not members of the executive committee was $65.8 million for eight participants while the actual compensation paid to such participants was $29.7 million in the aggregate. The actual compensation paid was based on the evaluation of each of these participants by the Compensation Committee based upon a number of factors, including individual performance, the overall performance of the Company and competitor information. Although there was a limit on the maximum amount allocable to any individual, there was no limit on the overall size of this Annual Bonus Pool or on the number of participants. The Compensation Committee determined that a maximum limit should be placed on the Annual Bonus Pool for participants who are not members of the executive committee to facilitate greater consistency between these two Annual Bonus Pools in the future.

     On February 9, 2005, the Compensation Committee adopted amendments to the Performance Compensation Plan, subject to stockholder approval at the Annual Meeting. The proposed amendments to the Performance Compensation Plan would amend Section 5.5 to remove the maximum amount of $15,000,000 allocable to any individual participant who is not a member of the executive committee and would create a new Section 5.6 which would establish $140,000,000 as the maximum amount that could be awarded under the Annual Bonus Pool for participants who are not members of the executive committee. In addition, Section 6.1 is proposed to be amended by replacing the previous 30% maximum for any individual participant in the Annual Bonus Pool related to members of the executive committee with a 30% maximum for any individual participant in any Annual Bonus Pool.

     Set forth below is the text of the revised Section 5.5, new Section 5.6 and revised Section 6.1 of the Performance Compensation Plan containing the amendments being proposed at the Annual Meeting. The amendments are qualified in their entirety by reference to such text.

     “Section 5.5. The maximum amount allocable by the Compensation Committee to the Annual Bonus Pool related to Participants who are members of the executive committee of Bear, Stearns & Co. Inc. in the aggregate for any fiscal year shall not exceed $165,000,000.”

     “Section 5.6. The maximum amount allocable to any Annual Bonus Pool related to Participants who are not members of the executive committee of Bear, Stearns & Co. Inc. in the aggregate for any fiscal year shall not exceed $140,000,000.”

“Section 6.1. Prior to the commencement of each fiscal year, or not later than 90 days after the commencement of each fiscal year, the Compensation Committee shall determine in writing, by resolution of the Compensation Committee or other appropriate action, each Participant’s proportionate share of any Annual Bonus Pool for such fiscal year, which shall not exceed 30%.”

Description of the Performance Compensation Plan, as amended and restated

     Stockholders are encouraged to review the Performance Compensation Plan carefully. This summary of the material terms of the Performance Compensation Plan is qualified in its entirety by reference to Exhibit B.

     The Performance Compensation Plan is administered by the Compensation Committee. Subject to the provisions of the Performance Compensation Plan, the Compensation Committee shall have the power to interpret the Performance Compensation Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations as it may deem desirable. Any decision of the Compensation Committee in the administration of the Performance Compensation Plan shall be final and conclusive.

     The Performance Compensation Plan is effective until the period ending November 30, 2008. All of the Company’s Senior Managing Directors (approximately 840 individuals), including executive officers, are eligible to participate in the Performance Compensation Plan. The Compensation Committee is required to designate those Senior Managing Directors who are participating in the Performance Compensation Plan (the “Participants”) within 90 days after the beginning of each fiscal year. Under the terms of the Performance Compensation Plan, each of the Participants receives a base salary of $200,000 per annum and also shares in one or more performance-based bonus pools. The Compensation Committee determines the formula for calculating one or more bonus pools within 90 days after the beginning of each fiscal year based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) business unit or departmental pre-tax or after-tax income; (e) book value per share; (f) market price per share; (g) relative performance to peer group companies; (h) expense management; and (i) total return to stockholders.

     The share of one or more of the bonus pools to be allocated to each Participant in any fiscal year will be determined by the Compensation Committee, in its sole discretion. However, under no circumstance may the aggregate amount of the bonuses paid under the Performance Compensation Plan exceed 100% of the bonus pools computed under the formula designated by the Compensation Committee as described above. The Compensation Committee, in its sole discretion, may reduce the amount of the bonus of any Participant. The maximum amount allocable by the Compensation Committee to the Annual Bonus Pool related to Participants who are members of the executive committee of Bear Stearns in the aggregate for any fiscal year shall not exceed $165,000,000 and each Participant’s share of such pool shall not exceed 30%. Pursuant to the proposed amendments to the Performance Compensation Plan, the maximum amount allocable by the Compensation Committee to the Annual Bonus Pool related to Participants who are not members of the executive committee of Bear Stearns in the aggregate for any fiscal year shall not exceed $140,000,000 and each Participant’s share of such pool shall not exceed 30%. The Performance Compensation Plan may be amended, or terminated in whole or in part, by the Compensation Committee, provided that no such action may retroactively impair or otherwise adversely affect the rights of any Participant prior to the date of such action.

     Since the amounts payable under the Performance Compensation Plan in future years will be based on future performance, such amounts are not determinable at the present time. While the proposed amendments could have affected the size of the Annual Bonus Pool related to the Participants who were not members of the executive committee, it would not have affected the amount of compensation paid to these Participants in fiscal 2004 due to the significant negative discretion already exercised by the Compensation Committee in determining their annual compensation. In addition, since the proposed amendments do not affect the Annual Bonus Pool related to the members of the executive committee there would have been no effect on compensation paid to members of the executive committee under the Performance Compensation Plan during fiscal 2004 had the proposed amendments been in effect.

     The following table is provided to reflect the amounts that were paid to the named individuals and groups under the Performance Compensation Plan for the fiscal year ended November 30, 2004, in accordance with the disclosure requirements of Item 10 of Schedule 14A:

Performance Compensation Plan

Group or Individual	Dollar Value ($)(1)
James E. Cayne, Chairman of the Board and Chief Executive Officer	24,721,875
Alan C. Greenberg, Chairman of the Executive Committee	14,396,875
Samuel L. Molinaro Jr., Executive Vice President and Chief Financial Officer	13,622,500
Alan D. Schwartz, President and Co-Chief Operating Officer	23,431,250
Warren J. Spector, President and Co-Chief Operating Officer	23,431,250
All current executive officers as a group (9 persons)	116,246,250
All current directors who are not executive officers as a group	0
All employees (who are not executive officers) as a group	22,750,000

(1)	Includes amounts that would have been payable as bonuses under the Performance Compensation Plan and bonus compensation that would have been deferred pursuant to the CAP Plan. See “Summary Compensation Table — Annual Compensation — Bonus, and Long Term Compensation Awards — Restricted Stock Awards and Securities Underlying Options.”

For information with respect to securities authorized for issuance under the Company’s equity compensation plans, see “Equity Compensation Plan Information.”

The Board of Directors recommends a vote “FOR” approval of the amendments to the Performance Compensation Plan.

III. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors to conduct the audit of the Company’s books and records for the fiscal year ending November 30, 2005. Deloitte & Touche LLP also served as the Company’s independent auditors for the previous fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for the ratification of the appointment of Deloitte & Touche LLP as our independent auditors. The Audit Committee is directly responsible for the appointment and retention of the Company’s independent auditors. Although ratification by stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined that requesting ratification by stockholders of its selection of Deloitte & Touche LLP as our independent auditors is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

The Board recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending November 30, 2005.

FEES PAID TO INDEPENDENT AUDITORS

The fees described below were paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), which include Roundarch, Inc., a majority owned subsidiary of Deloitte Consulting.

	Fiscal Year Ended
	2004	2003
	(In millions)
Audit Fees	$8.1	$5.8
Audit-Related Fees	7.9	5.7
Tax Fees	4.8	2.9
All Other Fees	2.3	1.4

Audit and Audit-Related Fees aggregated $16.0 million and $11.5 million for the years ended November 30, 2004 and 2003, respectively and were composed of the following:

Audit Fees

The aggregate fees billed by Deloitte Entities for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended November 30, 2004, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year, other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the SEC for the 2004 fiscal year were $8.1 million. The comparative amount for the fiscal year ended November 30, 2003 was $5.8 million.

Audit-Related Fees

In addition to Audit Fees, Deloitte Entities have billed the Company $7.9 million, in the aggregate, for Audit-Related Fees related to assurance and related services. These services include, among others, accounting and internal control consultations, reports in connection with data verification relating to securitization activities as well as services to the Company’s triple-A rated derivative subsidiaries. The comparative amount for the fiscal year ended November 30, 2003 was $5.7 million.

Other fees were composed of the following:

Tax Fees

Deloitte Entities have billed the Company $4.8 million, in the aggregate, for services rendered to the Company for tax compliance, tax planning and advice related to debt structures and transactions. Deloitte Entities billed $2.9 million for Tax Fees in the 2003 fiscal year. Included within these amounts are tax compliance fees of $1.9 million and $1.5 million for the 2004 and 2003 fiscal year, respectively.

All Other Fees

The aggregate fees billed by Deloitte Entities for services rendered to the Company, other than the services described above under Audit Fees, Audit-Related Fees and Tax Fees, for the fiscal year ended November 30, 2004 and 2003 were approximately $2.3 million and $1.4 million, respectively. The aggregate fees for All Other Fees in fiscal 2004 and 2003 included consulting services of which $2.0 million and $1.2 million, respectively, related to the design of the Company’s websites.

__________________________________

Fund and Other Fees

The Company offers investment products, including money market, equity, fixed income and merchant banking funds (“Funds”). Deloitte Entities provide audit and other services to certain of these Funds. The aggregate fees billed by Deloitte Entities for such services in fiscal 2004 and 2003 were approximately $1.3 million and $1.7 million, respectively.

In connection with its merchant banking activities, the Company had significant investments in various entities. Deloitte Entities received fees of approximately $1.2 million for the audits of four of these entities in fiscal 2004 and approximately $0.9 million for the audits of three of these entities in fiscal 2003.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence, the Audit Committee (the “Committee”) has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Committee has established a policy to review and pre-approve all audit, internal-control related and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, internal-control related services, tax services and other services.

Prior to engagement of the independent auditors, the Committee shall pre-approve all audit services and all permitted non-audit services (including the estimated fees), except those excluded from requiring pre-approval based upon the de minimus exception set forth in Section 10A(i)(1)(b) of the Exchange Act. The Committee also specifically pre-approves any engagement of the independent auditors to provide internal-control related services.

In applying the pre-approval policies described above with respect to audit services and permitted non-audit services, the following procedures are followed: (a) prior to each fiscal year, the Committee pre-approves a schedule of estimated fees for proposed non-prohibited audit and non-audit services; (b) actual amounts paid are monitored by financial management of the Company and reported to the Committee; and (c) between Committee meetings, the Committee has authorized Mr. Tese to pre-approve (subject to certain limitations) additional non-prohibited services. Pre-approvals granted between Committee meetings are reported by Mr. Tese to the Committee at its next regular meeting.

All work performed by Deloitte Entities as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees has been approved or pre-approved by the Committee pursuant to the provisions of the Committee charter attached as Exhibit A to this Proxy Statement. The Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

OTHER MATTERS

At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual

Meeting in connection therewith, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares which they represent.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 2006 Annual Meeting must do so no later than November 7, 2005.

In addition, in accordance with Article VI, Section 2 of the Restated Certificate of Incorporation, in order to be properly brought before the 2006 Annual Meeting, a matter must have been: (1) specified in a written notice of such meeting (or any supplement thereto) given to the stockholders by or at the direction of the Board (which would be accomplished if a stockholder proposal were received by the Secretary of the Company as set forth in the preceding paragraph); (2) brought before such meeting at the direction of the Board or the Chairman of the meeting,; or (3) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting or a duly authorized proxy for such stockholder, which conforms to the requirements of Article VI, Section 2 of the Restated Certificate of Incorporation and is delivered personally to, or mailed to and received by, the Secretary of the Company at the address below not less than 10 days prior to the first anniversary of the date of the notice accompanying this Proxy Statement; provided, however, that such notice need not be given more than 75 days prior to the 2006 Annual Meeting. Accordingly, any written notice given by or on behalf of a stockholder pursuant to the foregoing clause (3) in connection with the 2006 Annual Meeting must be received no later than February 25, 2006.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders who share a single address and who have so consented are receiving only a single copy of our annual report and proxy statement. This practice, known as “householding”, is designed to reduce the Company’s printing and mailing costs. Stockholders may request or discontinue householding, or may request a separate copy of the annual report or proxy statement, by following the instructions below:

•	Stockholders may consent to householding as provided on the enclosed proxy card or pursuant to the instructions provided when voting via the internet or by telephone.

•	Stockholders who wish to change or revoke their consent should contact ADP Investor Communication Services at (800) 542-1061 or by writing to them at Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

•	Any householded stockholder may request prompt delivery of a copy of the Company’s annual report or proxy statement by contacting the Company at (212) 272-2000 or by writing to the Investor Relations Department of the Company at 383 Madison Avenue, New York, New York 10179.

ELECTRONIC VOTING AND ACCESS TO PROXY MATERIALS

Stockholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the internet or by telephone. Instructions for voting via the internet or by telephone are set forth on the enclosed proxy card. If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time, on April 6, 2005. If internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

You may revoke or change a previously delivered proxy card at any time before the meeting by delivering another proxy with a later date or by sending written notice of revocation of your proxy to the Secretary of the Company before the beginning of the meeting. A vote via the internet or by telephone may be revoked by executing a later-dated proxy card or subsequently voting via the internet or by telephone. Regardless of the manner in which you vote, you may also revoke your proxy vote by attending the meeting and voting in person, although attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered.

Stockholders who have so consented may receive the Company’s annual report and proxy statement over the internet. Stockholders owning shares through a bank, broker or other holder of record should contact the record holder for information regarding electronic delivery of materials. An election to receive materials over the internet will remain in effect for all future annual meetings unless revoked. Stockholders consenting to electronic delivery or voting may incur costs, such as telephone and internet access charges, that must be borne by the stockholder. Stockholders who elect to access proxy materials on the internet may request prompt delivery of the Company’s annual report or proxy statement by contacting the Company at (212) 272-2000 or by writing to the Investor Relations Department of the Company at 383 Madison Avenue, New York, New York 10179.

REPORTS

The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2004, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Investor Relations Department of the Company at the address below. This Proxy Statement and the Company’s 2004 Annual Report to Stockholders and Annual Report on Form 10-K are also available on the Company’s website at http://www.bearstearns.com. The 2004 Annual Report to Stockholders, Annual Report on Form 10-K and information on the website other than the Proxy Statement, are not part of the Company’s proxy soliciting materials.

By order of the Board of Directors

Kenneth L. Edlow,
Secretary

The Bear Stearns Companies Inc.
383 Madison Avenue
New York, New York 10179
March 7, 2005

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EXHIBIT A

THE BEAR STEARNS COMPANIES INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

Purpose

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of The Bear Stearns Companies Inc. (the “Corporation”). The purpose of the Committee is to assist the Board in the Board’s oversight of (1) the integrity of the financial statements of the Corporation, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the qualifications, performance and independence, of the Corporation’s independent auditor(s) (the “Auditor(s)”), (4) the performance of the Corporation’s internal audit function and (5) the Corporation’s systems of disclosure controls and procedures, external financial reporting and internal control over financial reporting.

Membership

The Committee shall consist of at least three directors of the Corporation. Committee members shall be appointed annually by the Board and may be removed with or without cause by action taken by a majority of the whole Board. Each member of the Committee shall be an “independent director” of the Corporation as that term is defined by the Sarbanes-Oxley Act of 2002 (the “Act”), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules of the New York Stock Exchange (the “NYSE”) and any other law, rule or regulation applicable to the Corporation and as determined by the Board. At least one Committee member shall have “accounting or related financial management expertise,” as required by the NYSE listing standards and as the Board determines in its business judgment. All Committee members shall be financially literate (or must become financially literate within a reasonable time after his or her appointment to the Committee), as such qualification is determined by the Board and at least one member of the Committee shall qualify as an “audit committee financial expert” as that term is defined in the Act and the rules promulgated thereunder and as determined by the Board.

Committee members shall not serve simultaneously on the audit committees of more than three public companies without the approval of the full Board.

Responsibilities

The Committee’s responsibilities include:

A)	Financial Statement/Reporting Related:

1.	Review with management and the Auditor(s):

(a)	Analyses prepared by management and/or the Auditor(s) setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternatives to generally accepted accounting principles (GAAP), adopted during the current year, on the Corporation’s financial statements; and

(b)	the effect of material regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

2.	Meet with management and the Auditor(s) to review and discuss the Corporation’s annual audited financial statements and quarterly financial statements, including reviewing the Corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board that the audited financial statements be included in the Corporation’s Form 10-K.

3.	Ensure review by the Auditor(s) of the Corporation’s interim financial information prior to the filing of the Corporation’s Quarterly Report on Form 10-Q.

4.	Review with management and the Auditor(s) major issues regarding accounting principles and financial statement presentations, including:

(a)	any significant or major changes in the Corporation’s selection or application of accounting principles and practices;

(b)	any major issues as to the adequacy of the Corporation’s internal controls, including those that could significantly affect the Corporation’s financial statements;

(c)	any special audit steps adopted in light of material control deficiencies; and

(d)	the adequacy of disclosures about changes in internal control over financial reporting, if any.

5.	Review and discuss with management, including the senior internal auditing executive, and the Auditor(s), management’s annual report on internal control over financial reporting and the Auditor(s)’ attestation of the report prior to the filing of the Corporation’s Annual Report on Form 10-K.

6.	Discuss generally (i.e., the types of information to be disclosed and the type of presentation to be made) the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, particularly any use of “proforma” or “adjusted” non-GAAP information.

7.	Discuss, and meet with management as necessary to review, the Corporation’s policies regarding risk assessment and risk management, including the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.	Review regularly with the Auditor(s) any audit problems or difficulties encountered in the course of the audit work (and management’s response thereto), including:

(a)	any restrictions on the scope of the Auditor(s)’ activities or on access to requested information;

(b)	any significant disagreements with management, including issues regarding financial reporting;

(c)	any accounting adjustments that were noted or proposed by the Auditor(s) but were “passed” on;

(d)	any communications between the audit team and the Auditor(s)’ national office regarding auditing or accounting issues presented by the engagement; and

(e)	other material written communications between the Auditor(s) and the Corporation’s management, such as any “management” or “internal control” letter issued, or proposed to be issued, by the Auditor(s) to the Corporation.

9.	Request that the Auditor(s) performing the Corporation’s audit timely report to the Committee the following:

(a)	all critical accounting policies and practices to be used; and

(b)	all alternative treatments of financial information within GAAP that have been discussed with the Corporation’s management, potential ramifications of their use, and the treatment preferred by the Auditor(s).

10.	Request and review the disclosures required to be made quarterly to the Committee and the Auditor(s) by the officers certifying the Corporation’s periodic reports filed under Sections 13(a) and 15(d) of the Exchange Act regarding:

(a)	all significant deficiencies and material weaknesses in the design or operation of internal controls;

(b)	any fraud that involves management or other employees who have a significant role in the Corporation’s internal controls;

(c)	any significant changes in internal controls or in other factors that could significantly affect internal controls; and

(d)	any corrective actions taken with regard to such deficiencies and weaknesses.

11.	Discuss with the Auditor(s) the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. Such review should include: any changes required in the planned scope of the audit and any matters communicated by the Auditor(s) to management which the Auditor(s) view as material weaknesses and reportable conditions of material inadequacies as those terms are generally understood by the accounting profession or regulators.

12.	Review legal matters that may have a material impact on the financial statements, accounting policies, the Corporation’s compliance policies and internal controls, including any whistleblower complaints or published reports with the Corporation’s General Counsel.

B)	Oversight of External Auditor(s):

1.	Be directly and solely responsible for the appointment, retention and termination, compensation and oversight of the Auditor(s) (including resolution of disagreements, if any, between the Auditor(s) and management) engaged to prepare or issue an audit report on the Corporation’s financial statements or perform other audit, review or attest services for the Corporation, and if applicable, subject to shareholder ratification.

2.	Have the authority to approve all audit engagement fees and terms of the Auditor(s), who shall report directly to the Committee.

3.	Review and pre-approve all audit, review, attest, internal control-related and non-audit services not prohibited by the Act (as codified in Section 10A(g) of the Exchange Act) and the rules promulgated thereunder to be provided by the Auditor(s) (except those non-audit services that satisfy the de minimus exception set forth in Section 10A(i) of the Exchange Act).

4.	Review the Auditor(s)’ responsibilities, budget and staffing.

5.	At least annually, evaluate the qualifications, performance and independence of the Auditor(s), including the lead partner of the audit, after gathering information from management and those responsible for performing the internal audit function and present the results of such evaluation to the Board.

6.	At least annually, obtain and review a report by the Auditor(s) describing:

(a)	the Auditor(s) internal quality-control procedures;

(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the Auditor(s), or by any inquiry or investigation by governmental or professional authorities within the preceding five years, regarding one or more audits carried out by the Auditor(s), and any steps taken to deal with such issues; and

(c)	all relationships between the Auditor(s) and the Corporation.

7.	Confirm that the Corporation’s chief executive officer, controller, chief financial officer, chief accounting officer, or any person serving in an equivalent position for the Corporation, were not previously employed by the Auditor(s) and did not participate, as an employee of the Auditor(s), in the Corporation’s audit during the one-year period preceding the date of the initiation of the audit and, if necessary, take appropriate action regarding the Auditor(s), including removal and replacement.

8.	Periodically review the Auditor(s) to assure that the audit partners as that term is defined in the Act and the rules promulgated thereunder have not performed audit services for the Corporation in any of the years prohibited by applicable laws and regulations and, if necessary, take appropriate action regarding the Auditor(s), including removal and replacement.

C)	Internal Audit:

1.	Review with the Auditor(s) the responsibilities, budget and staffing of the Corporation’s internal audit function prior to the audit.

2.	Review the appointment and replacement of the senior internal auditing executive.

3.	Review the Internal Audit Department’s responsibility, budget and staffing with the senior internal auditing executive.

4.	Review significant reports to management prepared by the Internal Audit Department and management’s responses thereto, if any.

D)	Oversight of the Corporation’s Compliance Function:

1.	Monitor the Corporation’s compliance function and review with the General Counsel and management the adequacy and effectiveness of the Corporation’s procedures to ensure compliance with legal and regulatory requirements.

2.	Establish procedures for the receipt, retention and confidential treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

3.	Establish clear hiring policies for employees and former employees of the Auditor(s), which polices shall meet the requirements of applicable law and NYSE listing standards.

4.	Review with the full Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the performance and independence of the Auditor(s) and the performance of the internal audit function.

5.	Review annually the Corporation’s Research Department’s budgeting and expense allocation process in compliance with the requirements of Section 1.5 of Addendum A to the global research settlement to which Bear, Stearns & Co. Inc is a party.

6.	Obtain from the Auditor(s) assurance that Section 10A(b) of the Exchange Act has not been implicated.

7.	Receive and discuss reports from management annually or as necessary relating to:

(a)	Anti-money laundering and fiduciary compliance;

(b)	Business resumption and contingency planning;

(c)	Tax developments and issues;

(d)	Fraud and operating losses;

(e)	Technology and information security;

(f)	Insurance coverage of the Corporation and its subsidiaries; and

(g)	Internal controls and risk management procedures relating to complex structured finance activities.

E)	Reporting and Other:

1.	Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement and any other required reports.

2.	Review and reassess the adequacy of this Charter as necessary, but not less than annually, and recommend any proposed changes to the Board for approval.

3.	Ensure inclusion of this Charter in the Corporation’s annual proxy statement at least once every three years or as required by SEC rules.

4.	Meet separately, periodically, with management, with those responsible for the internal audit function and the Auditor(s).

5.	Report regularly to the Board.

Committee Structure and Operations

A majority of the Committee shall constitute a quorum. The Board shall designate a member of the Committee as its chairman. The Committee may act by a majority vote of the members present at a duly constituted meeting of the Committee. In the absence or disqualification of a member of the Committee, the members present, whether or not they constitute a quorum, may unanimously appoint another independent member of the Board to act at the meeting in the place of an absent or disqualified member. In the event of a “tie” vote on any issue voted upon by the Committee, the Committee chairman’s vote shall decide the issue. The Committee shall meet in person or telephonically at least four times a year at a time and place determined by the Committee chairman, with additional meetings called when deemed necessary or desirable by the Committee or its chairman. The Committee shall make regular reports to the Board. The Committee shall have the authority to retain and pay legal, accounting or other advisors as it deems necessary, at the Corporation’s expense, to fulfill its duties. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the Auditor(s) for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have the authority to delegate to one or more members of the Committee the authority to preapprove audit and permitted non-audit services. Such members must report grants of preapproval to the full Committee at its next scheduled meeting. In addition, the Committee may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend a Committee meeting and to provide such pertinent information as may be requested by the Committee.

Annual Performance Evaluation

Each year, the Audit Committee shall conduct a self-evaluation. In this regard, the Committee shall compare its performance with the provisions of this Charter, set forth its objectives for the following year and recommend to the Board changes to the Charter, when deemed appropriate or necessary by the Committee.

General

The Committee shall have and may exercise all powers, authority and responsibilities as the Board shall determine and as may be properly granted to the Committee under the laws of the State of Delaware and the Corporation’s Certificate of Incorporation and By-laws. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are presented fairly in accordance with GAAP. This is the responsibility of management as to the Corporation’s financial statements and the Auditor(s) as to the plan, extent and execution of the audit. Furthermore, it is not the duty of the Committee to assure compliance with laws and regulations.

Approved by the Audit Committee on December 16, 2004
Approved by the Board of Directors on January 5, 2005

EXHIBIT B

THE BEAR STEARNS COMPANIES INC.
PERFORMANCE COMPENSATION PLAN
(Amended and Restated as of February 9, 2005)

Section 1.    Purpose.    The purposes of The Bear Stearns Companies Inc. Performance Compensation Plan, as amended and restated (the “Plan”) are (i) to compensate certain Senior Managing Directors of The Bear Stearns Companies Inc. and its subsidiaries (the “Company”) on an individual basis for significant contributions to the Company and (ii) to stimulate the efforts of such persons by giving them a direct interest in the performance of the Company.

Section 2.    Term.    The Plan became effective as of July 1, 1998 (the “Effective Date”). The Plan shall be extended and shall be applicable for an additional period commencing July 1, 2003 and ending November 30, 2008, unless earlier terminated by the Company pursuant to Section 9.

Section 3.    Coverage.    For purposes of the Plan, the term “Participant” shall include for each fiscal year each Senior Managing Director so designated by the Compensation Committee within 90 days following the first day of such fiscal year.

Section 4.    Base Salary.

4.1.    Each Participant shall receive a salary of $200,000 per annum (“Base Salary”). The Base Salary of the Participants may be increased from time to time by the Compensation Committee of the Board (the “Compensation Committee”) by amendment of the Plan pursuant to Section 9.

4.2.    Notwithstanding the provisions of Section 4.1 above, in the event a Participant is not a Senior Managing Director for an entire fiscal year, his Base Salary for such fiscal year shall be computed by multiplying such Base Salary as computed under Section 4.1 by a fraction, the numerator of which is the number of days in such fiscal year during which such Participant was a Senior Managing Director and the denominator of which is the number of days in the fiscal year. Any Base Salary shall be in addition to any base salary payable with respect to periods during the fiscal year in which a Participant was not a Senior Managing Director.

Section 5.    Annual Bonus Pools.

5.1.    For each fiscal year of the Company, each Participant shall be entitled to receive an award of a bonus (the “Bonus”), payable from one or more annual bonus funds (the “Annual Bonus Pools”) in an amount not to exceed the amount provided for in Section 6. A Bonus under the Plan shall be the sole bonus payable with respect to a fiscal year to each Participant (“Full Year Participant”) who was a Senior Managing Director on the date that proportionate shares of the Annual Bonus Pools for such fiscal year were determined by the Compensation Committee and who remains a Senior Managing Director at all times thereafter during such fiscal year. For each fiscal year, each Participant who was not a Full Year Participant shall be entitled to such a Bonus, if any, for the portion of such fiscal year not covered by the Plan, determined in accordance with the procedures applicable to employees who are not Senior Managing Directors, in addition to the Bonus, if any, payable pursuant to the Plan.

5.2.    For each fiscal year, the formula for calculating the Annual Bonus Pools shall be determined by the Compensation Committee in writing, by resolution of the Compensation Committee or other appropriate action, not later than 90 days after the commencement of such fiscal year. Such formula shall be based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) business unit or departmental pre-tax or after-tax income; (e) book value per share; (f) market price per share; (g) relative performance to peer group companies; (h) expense management; and (i) total return to stockholders.

5.3.    As a condition to the right of a Participant to receive any Bonus under this Plan, the Compensation Committee shall first be required to certify in writing, by resolution of the Compensation Committee or other appropriate action, that the Bonus has been accurately determined in accordance with the provisions of this Plan.

5.4.    The Compensation Committee shall have the right to reduce the Bonus of any Participant in its sole discretion at any time and for any reason prior to the certification of the Bonus otherwise payable to such Participant pursuant to Section 5.3 hereof.

5.5.    The maximum amount allocable by the Compensation Committee to the Annual Bonus Pool related to Participants who are members of the executive committee of Bear, Stearns & Co. Inc. in the aggregate for any fiscal year shall not exceed $165,000,000.

5.6.    The maximum amount allocable to any Annual Bonus Pool related to participants who are not members of the executive committee of Bear, Stearns & Co. Inc. in the aggregate for any fiscal year shall not exceed $140,000,000.

Section 6.    Allocations.

6.1.    Prior to the commencement of each fiscal year, or not later than 90 days after the commencement of each fiscal year, the Compensation Committee shall determine in writing, by resolution of the Compensation Committee or other appropriate action, each Participant’s proportionate share of any Annual Bonus Pool for such fiscal year, which shall not exceed 30%.

6.2.    Notwithstanding anything in Section 6.1 to the contrary, any Participant who ceases to be a Senior Managing Director for any reason prior to the end of such fiscal year shall be entitled to a Bonus computed as follows: A Bonus first shall be computed as if such Participant had been a Senior Managing Director for the full fiscal year, and such Bonus then shall be multiplied by a fraction the numerator of which shall be the number of days in the fiscal year through the date the Participant ceased to be a Senior Managing Director and the denominator of which shall be the number of days in the fiscal year; provided, however, that if the application of the preceding clause would cause the total Bonuses payable under the Plan to exceed the Annual Bonus Pools, the Bonuses payable to each Participant shall be reduced pro rata, so that the total of all Bonuses shall equal the Annual Bonus Pools. If a Participant ceases to be a Senior Managing Director after the end of the fiscal year in respect of which such Bonus is payable, the amounts thereof nonetheless shall be payable to him or his estate, as the case may be.

6.3.    Except as hereinafter provided, Bonuses for a fiscal year shall be payable as soon as practicable following the certification thereof by the Compensation Committee for such fiscal year. In its discretion, the Compensation Committee may authorize, prior to the final determination of Participants’ Bonuses for such fiscal year, payments on account of Bonuses payable hereunder to one or more Participants entitled to such Bonuses, (a) during the last month of such fiscal year, in an amount not exceeding 95% of the aggregate amount that would be payable to such Participant or Participants hereunder as determined by the Controller or Chief Accounting Officer of the Company (so long as he is not a Participant) on the basis of his good faith estimate, (b) during the last ten calendar days of such fiscal year or after the end of such fiscal year, in an amount not to exceed 98% of the aggregate amount that would be payable to such Participant or Participants hereunder as determined by the Controller or Chief Accounting Officer of the Company (so long as he is not a Participant) on the basis of his good faith estimate, and (c) at any time during such fiscal year or after the end of such fiscal year to a Participant who ceases to be a Senior Managing Director for any reason prior to the end of such fiscal year. Within the limitations set forth in the preceding sentence, the Compensation Committee may authorize one or more such “on account” payments, but the aggregate amount of any such on account payments shall not exceed the aggregate amount permitted to be paid pursuant to the Plan with respect to the same fiscal year. In connection with any such “on account” payments, the Compensation Committee shall require an undertaking or other assurance by or on behalf of the Participant receiving such payment to repay the Company the amount, if any, by which such “on account” payment exceeds the actual amount determined to be due to such person under the Plan in respect of such fiscal year. Any “on account” payments received prior to the end of a fiscal year shall be discounted to reasonably reflect the time value of money from the date of payment to the date 30 days after the end of the fiscal year.

6.4.    The Compensation Committee may determine that payment of a portion of the Bonuses shall be deferred, the periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments. The Compensation Committee may also define such other conditions of payments of Bonuses as it may deem desirable in carrying out the purposes of the Plan.

6.5.    In any fiscal year, any balance in the Annual Bonus Pools for any reason, including the limitation contained in Section 6.1, the forfeiture of a Bonus under Section 6.2, the reduction of a Bonus under Section 5.4, or otherwise, shall not be distributed to other Participants and shall not be carried forward or be available for distribution as Bonuses under the Plan in a future year or years.

Section 7.    Administration and Interpretation.    The Plan shall be administered by the Compensation Committee, which shall have the sole authority to interpret and to make rules and regulations for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable to carry it into effect. Any decision of the Compensation Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Compensation Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Compensation Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute. The Compensation Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

Section 8.    Administrative Expenses.    Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds and not charged against the Annual Bonus Pools, except insofar as such expenses shall be taken into account in determining the components of the Annual Bonus Pools hereunder.

Section 9.    Amendment or Termination.    The Compensation Committee of the Company may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall retroactively impair or otherwise adversely affect the rights of any Participant to benefits under the Plan which have accrued prior to the date of such action.

Section 10.    No Assignment.    The rights hereunder, including without limitation rights to receive a Base Salary or Bonus, shall not be sold, assigned, transferred, encumbered or hypothecated by an employee of the Company (except by testamentary disposition or intestate succession), and, during the lifetime of any recipient, any payment of Base Salary or a Bonus shall be payable only to such recipient.

Section 11.    The Company.    For purposes of this Plan, the “Company” shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated, or which acquires substantially all of the assets of the Company, or which otherwise succeeds to its business.

Section 12.    Stockholder Approval.    The Plan was approved by the stockholders of the Company at the 1998 Annual Meeting of Stockholders. The increase in the maximum aggregate amount of the Annual Bonus Pool that can be paid to non-executive committee members pursuant to Section 5.6 and the limitation on each Participant’s proportionate share of any Annual Bonus Pool pursuant to Section 6.1 shall be subject to approval by the affirmative vote of a majority of the shares cast in a separate vote of the stockholders of the Company at the 2005 Annual Meeting of Stockholders, and such stockholder approval shall be a condition to the right of such Participants to receive any Bonus hereunder.

EXHIBIT C

THE BEAR STEARNS COMPANIES INC. (the “Corporation”)
Board Candidate Guidelines

The following are the criteria that the Nominating Committee and the Board shall utilize when evaluating a Board candidate:

The Board of Directors should be composed of individuals who have demonstrated significant achievements in business, education or public service. Director-candidates should possess the requisite character, knowledge, education and experience to make a significant contribution to the Board and bring a range of skills, perspectives and backgrounds to the deliberations of the Board. Significantly, a director-candidate must have high ethical standards, a strong sense of professionalism and a willingness to serve the interests of the stockholders. For those director-candidates who are also employees of the Corporation, such individuals should be members of the executive management team of the Corporation who have, or are in the position to acquire, a broad base of information about the Corporation and its businesses.

The Board should conclude that the professional and personal background of each director-candidate has enabled him or her to acquire the wisdom, insight and perspective necessary to effectively fulfill a director’s duties. In addition, the following specific attributes and qualifications should be considered in evaluating the candidacy of an individual as a director on the Board of Directors:

Management and Leadership Experience — The director-candidate must have extensive experience in business, education or public service.

The experience of candidates from the different fields of business, education, or public service should be assessed and evaluated as follows:

Candidates from the Field of Business.  The director-candidate is or has been the chief executive officer, chief operating officer or chief financial officer, or holds or has held a senior managerial position in one of the following: a major public corporation; a recognized privately held entity; or a recognized money or investment management firm.

Candidates from the Field of Education.  The director-candidate holds or has held a position at a prominent educational institution comparable to the position of university or college president and/or dean of a school within the university or college, or holds or has held a senior faculty position in an area of study important or relevant to the Corporation.

Candidates from the Field of Public Service.  The director-candidate has held one or more elected or appointed senior positions in the federal government or any federal agency, any state or municipal government or agency, or holds or has held one or more elected or appointed senior positions in a nonprofit organization.

Skills and Diverse Background — The director-candidate must bring a desired range of skills, diverse perspectives and experience to the Board.

The following attributes should be considered in assessing the contribution that the director-candidate could make as a member of the Board:

Financial Literacy.  Director-candidates having a sufficient understanding of financial reporting and internal control principles, or financial management experience, would bring desirable knowledge and skills to the Board.

International Experience.  International experience would be a positive characteristic in a director-candidate’s profile. Having an understanding of the culture of English and non-English speaking foreign countries would also be considered beneficial.

Knowledge of the Duties of a Director.  The director-candidate’s capacity and/or experience to understand fully the legal responsibilities of a director and the governance processes of a public company is an essential factor.

No Interlocking Directorships.  The director-candidate should not have any prohibitive interlocking relationships or conflicts of interest.

C-1

Integrity and Professionalism — The director-candidate must have high ethical standards, a strong sense of professionalism and be capable of serving the interests of stockholders.

Personal Experience.  The director-candidate should be of high moral and ethical character. The candidate must exhibit independence, objectivity and willingness to serve as a representative of the Corporation’s stockholders.

Individual Characteristics.  The director-candidate should possess personal qualities that would enable him or her to be able to make a contribution to Board deliberations. These qualities include, for example, intelligence, self-assuredness, high ethical standards, interpersonal skills, independence, a willingness to ask difficult questions, strong communication skills and commitment. In considering candidates for Board membership, the diversity of individual experiences and backgrounds will be considered in looking at the composition of the Board.

Availability.  The director-candidate must have, and be willing to commit, the required hours necessary to discharge the duties of Board membership.

Compatibility.  The director-candidate should be able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Corporation.

C-2

EXHIBIT D

THE BEAR STEARNS COMPANIES INC. (the “Corporation”)
Director Independence Standards

To be considered “independent,” a director must satisfy the standards set forth below and an affirmative determination of independence must be made by the Board. The Board has established the following guidelines to assist it in determining director independence in accordance with NYSE corporate governance listing standards:

(1)	The director does not have a material relationship with the Corporation (either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the Corporation).

(2)	The director is not and has not been an employee of the Corporation or an immediate family member is not and has not been an executive officer of the Corporation within the last three years.

(3)	The director or an immediate family member has not received more than $100,000 in direct compensation from the Corporation during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Compensation received by a director for former service as an interim Chairman, CEO or other executive officer or compensation received by an immediate family member for services as an employee (other than an executive officer) of the Corporation need not be considered in determining independence under this test.

(4)	The director or an immediate family member is not a current partner of the Corporation’s internal or external auditor; the director is not a current employee of the Corporation’s internal or external auditor; an immediate family member of the director is not a current employee of the Corporation’s internal or external auditor and participates in the Corporation’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member has not been within the last three years a partner or employee of the Corporation’s internal or external auditor and personally worked on the Corporation’s audit within that time.

(5)	The director or an immediate family member is not, and has not been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers at the same time serves or served on that company’s compensation committee.

(6)	The director is not a current employee or an immediate family member is not a current executive officer, of a company that has made payments to, or receives payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

For purposes of these standards, the term “immediate family member” shall include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or who have died or become incapacitated, need not be considered.

D-1

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PROXY

THE BEAR STEARNS COMPANIES INC.
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders — April 7, 2005 at 5:00 p.m. E.D.T.

     The undersigned stockholder of The Bear Stearns Companies Inc. (the “Company”) hereby appoints James E. Cayne and Alan C. Greenberg, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held in the Bear Stearns Auditorium at 383 Madison Avenue, 2nd Floor, New York, New York, 10179, at 5:00 p.m. Eastern Daylight Time, on April 7, 2005, and at any adjournments or postponements thereof, with authority to vote all shares of Common Stock of the Company held or owned by the undersigned on February 23, 2005, in accordance with the directions indicated herein.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED HEREIN AND “FOR” ITEMS 2, AND 3 AND PURSUANT TO ITEM 4.

If you wish to note any Address Changes, please write details in space below and mark corresponding box on the reverse side.

Address Changes:

(Continued and to be marked, dated and signed, on reverse side)

THE BEAR STEARNS COMPANIES INC.
383 MADISON AVENUE
NEW YORK, NY 10179

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

For access from the U.S. or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Bear Stearns Companies Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BRSTR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY IF VOTING BY MAIL
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BEAR STEARNS COMPANIES INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED HEREIN AND “FOR” ITEMS 2 AND 3 AND PURSUANT TO ITEM 4.

ITEM 1 -	ELECTION OF DIRECTORS:				For	Withhold	For All	To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and write the nominee's number on the line below.
	Nominees for Directors:				All	All	Except

	1) 2) 3) 4) 5) 6)	James E. Cayne Henry S. Bienen Carl D. Glickman Alan C. Greenberg Donald J. Harrington Frank T. Nickell	7) 8) 9) 10) 11) 12)	Paul A. Novelly Frederic V. Salerno Alan D. Schwartz Warren J. Spector Vincent Tese Wesley S. Williams Jr.	☐	☐	☐

Vote on Proposals								For	Against	Abstain

ITEM 2 -	APPROVAL OF AMENDMENTS TO THE PERFORMANCE COMPENSATION PLAN;							☐	☐	☐

ITEM 3 -	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING NOVEMBER 30, 2005;							☐	☐	☐

ITEM 4 -	In their discretion, the proxies are authorized to vote upon such other business as may properly be presented at the meeting or any adjournments or postponements thereof.

This proxy card is valid only when signed and dated. Please date and sign exactly as name appears hereon. When signing as attorney, administrator, trustee, custodian or guardian, give full title as such. Where more than one owner, all should sign. Proxies executed by a partnership or corporation should be signed in the full partnership or corporate name by a partner or authorized officer.

For address changes, please mark this box and write them on the back where indicated						☐

					Yes	No			Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household					☐	☐		Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date						Signature (Joint Owners) Date